UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

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Tenet Healthcare Corporation (Name of Registrant as Specified In Its Charter)
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TENET HEALTHCARE CORPORATION

1445 Ross Avenue, Suite 1400
Dallas, Texas 75202
(469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on Thursday, May 10, 2012

March 30, 2012

To Our Shareholders:

               Our Annual Meeting of Shareholders will be held on Thursday, May 10, 2012, at 8:00 a.m. Central time at our corporate headquarters at 1445 Ross Avenue, Suite 1400, Dallas, Texas, for the following purposes:

    1.
    To elect the nine directors named in the accompanying Proxy Statement for terms of one year each;

    2.
    To vote on an advisory basis to approve the company's executive compensation;

    3.
    To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2012;

    4.
    To vote upon a proposal to re-approve the First Amended Tenet Healthcare Corporation Annual Incentive Plan, including the performance goals thereunder; and

    5.
    To transact any other business that properly comes before the meeting or any adjournment or postponement.

               Only shareholders of record of our common stock at the close of business on March 14, 2012 are entitled to vote at the Annual Meeting.

               It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the "General Information" section of the accompanying Proxy Statement and on both the Notice of Internet Availability of Proxy Materials and proxy card. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the "General Information" section of the Proxy Statement. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Gary Ruff General Counsel

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on May 10, 2012

The accompanying Proxy Statement and proxy card, as well as our Annual Report on Form 10-K for the year ended December 31, 2011, are available at www.proxyvote.com.

Dear Tenet Shareholders,

              2011 was another year of solid progress and continued growth for Tenet: we recorded the highest level of same-hospital EBITDA (earnings before interest, taxes, depreciation and amortization) since 2003, and we continued a seven-year streak of consecutive, same-hospital revenue, EBITDA and margin growth. Despite some variability from quarter-to-quarter, our 2011 volume growth was the best we've seen since early 2008, before the economy slipped into recession. We grew both admissions and outpatient visits, with the latter being driven by the acquisition of 15 outpatient centers.

              Our cost controls were excellent, and our Medicare Performance Initiative (MPI) achieved $70 million of incremental savings last year, exceeding our goal of $50 million by 40%. Commercial pricing trends continued to be robust, and expense increases were largely the result of spending on our top-line growth initiatives. Bad debt expense remained significantly better than initially anticipated.

              We continued to improve the clinical quality at our hospitals. Adherence to evidence-based medicine processes rose to over 98%. We continued to increase our physician satisfaction scores to an all-time high, and our patient satisfaction, as measured by HCAHPS, improved.

              2011 was also a good year for our services business, which operates under the name Conifer Health Solutions. Launched in 2008 to create value from the revenue cycle capabilities that already existed within our company and sell to third-party hospitals and healthcare entities, we have expanded Conifer to include patient communications services and a service that manages risk-based contracts for healthcare providers. Conifer currently serves more than 300 healthcare entities, including approximately 100 Tenet hospitals and outpatient centers. Conifer has grown to 4,100 employees and today operates in 30 states and the District of Columbia. Its prospects for continued growth remain strong.

              I am also pleased with the advancements we made in physician recruiting. Through the course of the year, we employed 259 new physicians and added a net total of 900 to our active medical staff.

              Our health information technology initiative, IMPACT, had a successful year as well. We installed 150 applications in 19 hospitals, including seven computerized physician order entry (CPOE) installations. For this we earned over $50 million in incentives.

              Looking forward, we anticipate the acceleration of major industry trends we've seen emerge over the last few years. Specifically, we expect that: (1) consumers will increasingly select services and providers based on quality and cost; (2) physicians will seek strategic partners with whom they can align clinically and financially; (3) more procedures will shift from the inpatient to the outpatient setting; (4) demand will grow as a result of economic recovery, shifting demographics and the expansion of coverage under the Affordable Care Act; and (5) payer reimbursements will be constrained and tied to performance on quality and service metrics. Tenet is very well positioned with respect to each of these trends.

              In January 2011, we laid out a clear strategy for substantial growth in earnings over the next five years, and we updated it in January 2012 (a copy of these presentations can be found on

www.tenethealth.com/investors). Our strategy is to continue the growth trends in our core business of acute care hospitals, augmented by:

  •
  An aggressive program of outpatient acquisitions which will expand Tenet's participation in the most profitable and fastest growing sector of our business;
  •
  The expansion of our Conifer business which includes a number of services we sell to other health care providers. Conifer's largest revenue source is its revenue cycle services business, which is growing rapidly in a very attractive segment of healthcare services;
  •
  Cost reduction through MPI, our Medicare Performance Initiative, designed to achieve $250 million of annual cost efficiencies by 2015. We expect MPI to generate $80 million in savings over each of the next two years;
  •
  Growing earnings contributions from investments in Healthcare Information Technology. Advanced clinical systems are essential to patient care, the competitiveness of our hospitals and the satisfaction of our physicians. While 2012 represents a peak year of investment, we expect our spending to moderate and for incentives earned to increase in 2013 as we move closer to completion of these systems;
  •
  An expected improvement in bad debt expense as the economy recovers and we implement further refinements to our strategies to control bad debt;
  •
  Growth from increasing capacity utilization which we expect will materially add to our financial performance; and
  •
  Long-term volume growth from the Affordable Care Act which provides significant opportunities for Tenet as we provide healthcare services to a large portion of today's uninsured population.

              Also in 2011, we released our first sustainability report, highlighting our commitment to our patients, employees, communities and shareholders, and our commitment to being a socially responsible organization. We believe that this report, which follows the sustainability reporting guidelines as set forth by the Global Reporting Initiative (GRI), also demonstrates the strength of our core values of quality, integrity, service, innovation and transparency. I am pleased with the final report (a copy of which can be found at www.tenethealth.com/community), and the positive feedback that we have received on it.

              We believe that there is tremendous value to be created by the organic growth initiatives described above. As an additional way of enhancing returns to shareholders, we completed, ahead of schedule, a $400 million share repurchase program. The average purchase price was $4.94 per share, and we reduced the number of shares outstanding by 17%.

              As we focus on the growth drivers listed above, of course, our number one priority remains the same: continuing to provide high quality, cost efficient care to patients. I'd like to thank the 58,000 women and men who work in our hospitals, outpatient centers and support offices for their ongoing commitment to our patients, our company and our shareholders. And I'd like to thank you, our shareholders, for your ongoing support of Tenet.

              On a personal note, I'd like to thank Steve Newman, MD, former Chief Operating Officer, for his more than 12 years of service to Tenet and his outstanding leadership of our hospital operations during some of the most challenging years in our company's history. I'd also like to welcome Britt Reynolds, our new President of Hospital Operations, to Tenet. Britt joined us in early January from Health Management Associates where he served as senior vice president and division president. In the few months he has been with us, Britt has done an outstanding job of getting to know our hospitals, our doctors, and our associates. He is a seasoned hospital executive who knows the business inside and out and we are thrilled to have him on our team.

              Tenet is a company that puts clinical quality, patient care and corporate integrity above all else. I am very proud of what we accomplished this past year and am enthusiastic about the future that lies ahead. I believe that our people are among the best in the industry, that our strategy is sound and that we will be successful in executing our initiatives.

Sincerely,

Trevor Fetter
President and Chief Executive Officer

P.S. Once again, we are delivering our proxy statement to you along with a copy of our Annual Report on Form 10-K, which provides additional information about our 2011 results. If you would like more information about the company, our hospitals, recent press releases or transcripts of recent investor calls, please visit our website at www.tenethealth.com.

i

GENERAL INFORMATION

              Your proxy is solicited by the Board of Directors of Tenet Healthcare Corporation for use at the Annual Meeting of Shareholders to be held at our corporate headquarters at 1445 Ross Avenue, Suite 1400, Dallas, Texas at 8:00 a.m. Central time on Thursday, May 10, 2012, and any postponements or adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Notice of Internet Availability of Proxy Materials

              Under Securities and Exchange Commission ("SEC") rules, we have elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On March 30, 2012, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") directing shareholders to a website where they can access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2011 and view instructions on how to vote via the Internet or by telephone. If you received the Notice of Internet Availability only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice of Internet Availability to request that a paper copy be mailed to you. Shareholders who do not receive the Notice of Internet Availability will receive a paper or electronic copy of our proxy materials. This Proxy Statement and related proxy materials are being mailed or made available to shareholders on or about March 30, 2012.

Who Can Vote

              Only shareholders of record of our common stock at the close of business on March 14, 2012, the record date for the Annual Meeting, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 412,673,035 shares of our common stock outstanding. Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

                  Shareholder of Record.     If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by the company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

                  Beneficial Owner.     If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. If you are a beneficial owner whose shares are held in street name, you are not the shareholder of record and you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to vote your shares at the Annual Meeting from the broker, bank or other nominee that holds your shares in street name. If your shares are held in street name, your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

              Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Voting Information

              You may vote in one of the following ways:

                  By Telephone or on the Internet.     You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 9, 2012. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The website for Internet voting is noted on your proxy card or your Notice of Internet Availability. Internet voting also is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 9, 2012. As with telephone voting, you may confirm that your instructions have been properly recorded.

                  By Mail.     If you received a paper copy of the proxy card by mail and choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided.

                  In Person at the Annual Meeting.     You may vote in person by attending the Annual Meeting. If you are a beneficial owner whose shares are held in street name (which means your shares are registered in the name of your broker, bank or other nominee), you must also obtain a legal proxy from your broker, bank or other nominee to vote in person and submit the proxy along with your ballot at the meeting.

              Shares must be voted either in person, by telephone, on the Internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning a Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

              If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the Board's recommendations as set forth in this Proxy Statement.

              If your shares of our common stock are held by a broker in street name, under the rules of the New York Stock Exchange ("NYSE") your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. The ratification of the selection of our independent registered public accountants is considered a routine matter upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A "broker non-vote" occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The non-routine matters on the agenda for this year's Annual Meeting include the election of directors, an advisory vote to approve executive compensation and a proposal to re-approve our Annual Incentive Plan and the performance goals thereunder.

Revoking Your Proxy

              You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, (3) granting a later proxy through telephone or Internet voting, or (4) attending the Annual Meeting and voting in person.

Vote Required

              The presence, in person or by proxy, of a majority of the voting shares on the date of the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Approval of the proposals that will be voted on at the Annual Meeting requires a majority of the votes cast in person or by proxy. Abstentions and broker non-votes will not change the number of votes cast for or against the proposals at the Annual Meeting and therefore will have no effect on the approval of the proposals.

Attending the Annual Meeting

              Each shareholder may attend the Annual Meeting, subject to space limitations. At the meeting, each shareholder will be asked to present a government issued photo identification, such as a driver's license or passport. If you are a beneficial owner (i.e., your shares are held in a brokerage account or by another nominee), you will also need to bring a copy of your brokerage statement reflecting your share ownership as of March 14, 2012. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Costs of Solicitation

              We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone, fax or e-mail by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

Householding of Shareholder Materials

              We may send a single Notice of Internet Availability or set of proxy materials and other shareholder communications to any address shared by two or more shareholders. This process is called "householding." This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability or other proxy materials to shareholders at a shared address to which a single copy of the documents was delivered. To receive a separate copy, to stop receiving multiple copies sent to shareholders of record sharing an address, or to enroll in householding:

                  Shareholder of Record.     If you are a shareholder of record, please submit your request by telephone at (800) 579-1639, by e-mail at sendmaterial@proxyvote.com or by mail to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

                  Beneficial Owner.    If you are a beneficial owner, please submit your request to your broker, bank or other nominee.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

              Tenet's Board of Directors is elected annually by the shareholders. Our nominees for the election of directors include eight independent directors and our President and Chief Executive Officer. At the recommendation of our Nominating and Corporate Governance Committee ("Governance Committee"), our Board has selected the nominees listed below to serve as directors until the next annual meeting, or until their successors are elected or appointed. Each of the nominees listed below was last elected by the company's shareholders at the 2011 Annual Meeting of Shareholders. For information regarding factors considered in selecting these nominees, see "Selection Process for Nominees" below.

              Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received "for" the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the persons named as proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce its size. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

              Our bylaws require that, to be elected, a director nominee must receive a majority of the votes cast in uncontested elections (i.e., the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Each director nominee is currently serving on the Board. If a nominee is not re-elected, Nevada law provides that the incumbent director would continue to serve on the Board until his or her successor is elected or the director resigns. However, under our Corporate Governance Principles, any incumbent director who receives, in an uncontested election of directors, a greater number of votes cast "against" his or her election than votes "for" his or her election must submit his or her resignation to the Board. In that situation, our Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Our Board would then act on the Governance Committee's recommendation and make prompt public disclosure of its decision and the rationale behind it, if applicable. If the Board accepts a director's resignation offer, the Governance Committee will recommend to the Board and the Board will then determine whether to fill the vacancy or reduce the size of the Board.

Director Changes in 2012

              On March 28, 2012, J. Robert Kerrey resigned from the Board of Directors in order to dedicate full attention to his campaign for election to the U.S. Senate. Mr. Kerrey, who served as the Chair of our Nominating and Corporate Governance Committee and a member of the Quality, Compliance and Ethics Committee and the Executive Committee, served as an independent member of our Board since March 2001. In his role as director, Mr. Kerrey made many significant contributions to the Board, Tenet and our shareholders. We are grateful for his leadership and guidance during his 11 year tenure. Effective as of the date of Mr. Kerrey's resignation, the Board reduced its size from ten members to nine.

              The Board recommends that you vote "FOR" the election of each of the following nominees.

John Ellis "Jeb" Bush Age: 59 Director Since: April 2007 Tenet Committees: • Nominating and Corporate Governance • Quality, Compliance and Ethics
Mr. Bush has served as president of Jeb Bush and Associates, a consulting firm, since 2007. He served as the 43rd Governor of the State of Florida from January 1999 until January 2007. Prior to his election as Governor, Mr. Bush worked as a real estate executive and pursued other entrepreneurial ventures in Florida from 1981 to 1998, and served as Secretary of Commerce for the State of Florida from 1987 to 1988. Before 1981, Mr. Bush served in various positions at Texas Commerce Bank in Houston, Texas and in Caracas, Venezuela. He formed and serves as chairman of the Foundation for Florida's Future, a not-for-profit public policy organization, and the Foundation for Excellence in Education, a not-for-profit charitable organization. Mr. Bush holds a bachelor's degree in Latin American affairs from the University of Texas at Austin. He serves on the board of directors of two other public companies, Rayonier Inc. and Swisher Hygiene Inc. He also serves on the board of directors of several private companies, including Angelica Corporation, CorMatrix Cardiovascular, Inc. and Empower Software Solutions, Inc.

Trevor Fetter Age: 52 Director Since: September 2003 Tenet Committees: • Executive
Mr. Fetter was named Tenet's President in November 2002 and was appointed Chief Executive Officer in September 2003. In addition, Mr. Fetter began acting as Tenet's interim Chief Financial Officer on March 30, 2012. From March 2000 to November 2002, Mr. Fetter was chairman and chief executive officer of Broadlane, Inc. From October 1995 to February 2000, he served in several senior management positions at Tenet, including Chief Financial Officer. Mr. Fetter began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services for the entertainment and healthcare industries. In 1988, he joined Metro-Goldwyn-Mayer, Inc., where he had a broad range of corporate and operating responsibilities, rising to executive vice president and chief financial officer. Mr. Fetter holds a bachelor's degree in economics from Stanford University and an M.B.A. from Harvard Business School. He is a member of the board of directors of one other public company, The Hartford Financial Services Group, Inc. Mr. Fetter completed a one-year term as the chairman of the board of directors of the Federation of American Hospitals on March 1, 2010 and remains a trustee. He is also a member of The Business Roundtable.

Brenda J. Gaines Age: 62 Director Since: March 2005 Tenet Committees: • Compensation • Quality, Compliance and Ethics
Ms. Gaines served as president and chief executive officer of Diners Club North America, a financial services company and a division of Citigroup Inc., from 2002 until her retirement in March 2004. She also served as president of Diners Club from 1999 to 2002 and held a number of senior management positions within Citigroup from 1988 to 1999. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Deputy Chief of Staff to the Mayor and Commissioner of Housing. Ms. Gaines received her bachelor's degree from the University of Illinois at Champaign-Urbana and her master's degree in public administration from Roosevelt University in Chicago. She currently serves on the board of directors of three other public companies, AGL Resources Inc., Federal National Mortgage Association (Fannie Mae) and Office Depot, Inc., and she formerly served as a director of CNA Financial Corp. and NICOR Inc. In 2011, Ms. Gaines was named by the National Association of Corporate Directors (NACD) as a Directorship 100 honoree.

Karen M. Garrison Age: 63 Director Since: March 2005 Tenet Committees: • Nominating and Corporate Governance (Chair) • Audit • Executive
Ms. Garrison served as president of Pitney Bowes Business Services, a business services company and a division of Pitney Bowes Inc., from 1999 until her retirement in 2004. From 1978 to 1999, she held a number of senior management positions at Pitney Bowes and Dictaphone Corporation (then a subsidiary of Pitney Bowes), including vice president of operations and vice president of finance and chief financial officer. Ms. Garrison received her bachelor of science degree in accounting from Rollins College and her M.B.A. from the Florida Institute of Technology. She currently serves on the board of directors of two other public companies, Kaman Corporation and Standard Parking Corporation.

Edward A. Kangas Age: 67 Director Since: April 2003 (elected Chairman July 2003) Tenet Committees: • Compensation (Chair) • Executive (Chair) • Health IT • Quality, Compliance and Ethics
Mr. Kangas served as global chairman and chief executive officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, from 1989 until his retirement in 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected managing partner and chief executive officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Mr. Kangas holds a bachelor's degree in business administration and an M.B.A. from the University of Kansas. He currently serves as a director of four other public companies, Allscripts Healthcare Solutions, Inc., Hovnanian Enterprises, Inc., Intuit Inc. and United Technologies Corporation, and he formerly served as a director of Eclipsys Corporation and Electronic Data Systems Corporation. In addition, he is a board member of the International Federation of Multiple Sclerosis Societies, and he serves as a trustee of the Committee for Economic Development. He is also a member of Beta Gamma Sigma Directors' Table and a life trustee of the board of trustees of the University of Kansas Endowment Association. In 2011, Mr. Kangas was named by the National Association of Corporate Directors (NACD) as a Directorship 100 honoree.

Floyd D. Loop, M.D. Age: 75 Director Since: January 1999 Tenet Committees: • Quality, Compliance and Ethics (Chair) • Executive • Health IT • Nominating and Corporate Governance
Dr. Loop retired as the chief executive officer and chairman of the board of governors of The Cleveland Clinic Foundation, a non-profit academic medical center, in October 2004, positions he held for 15 years. Before becoming the Foundation's chief executive officer in 1989, Dr. Loop was an internationally recognized cardiac surgeon. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and was president of the American Association for Thoracic Surgery. Dr. Loop holds a bachelor of science degree from Purdue University and received his medical degree from George Washington University. He is a director of one other public company, Intuitive Surgical, Inc., and he formerly served as a director of Athersys, Inc. He is also a director of various private companies, including Future Path Medical, LLC, Management Health Solutions, Inc., ValveXchange, Inc. and Visible Assets Inc.

Richard R. Pettingill Age: 63 Director Since: March 2004 Tenet Committees: • Health IT (Chair) • Compensation • Quality, Compliance and Ethics
Mr. Pettingill served as president and chief executive officer of Allina Hospitals and Clinics, a network of healthcare providers in Minneapolis, Minnesota, from 2002 until his retirement in 2009. While in this role, he also served on the board of directors of the Minnesota Hospital Association and the Minnesota Business Partnership. Prior to joining Allina Hospitals and Clinics, Mr. Pettingill served as executive vice president and chief operating officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. From 1991 to 1995, he served as president and chief executive officer of Camino Healthcare. He serves on the board of directors of one other public company, MAKO Surgical Corp. Mr. Pettingill received a bachelor's degree from San Diego State University and a master's degree in health care administration from San Jose State University. He was a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University.

Ronald A. Rittenmeyer Age: 64 Director Since: June 2010 Tenet Committees: • Audit • Compensation • Health IT
Mr. Rittenmeyer has served as the president and chief executive officer of NCO Group, Inc., a provider of business process outsourcing services, since March 2011. From 2005 to 2008, Mr. Rittenmeyer held a number of senior management positions with Electronic Data Systems Corporation (EDS), including chairman and chief executive officer from 2007 to 2008, president from 2006 to 2008, chief operating officer from 2005 to 2007 and executive vice president, global service delivery from 2005 to 2006. Prior to that, he was a managing director of the Cypress Group, a private equity firm, serving from 2004 to 2005. He served as chairman, chief executive officer and president of Safety-Kleen Corp. from 2001 to 2004. Among his other leadership roles, Mr. Rittenmeyer served as chief executive officer and president of AmeriServe Food Distribution Inc. from 2000 to 2001, chairman, chief executive officer and president of RailTex, Inc. from 1998 to 2000, president and chief operating officer of Ryder TRS, Inc. from 1997 to 1998, president and chief operating officer of Merisel, Inc. from 1995 to 1996 and chief operating officer of Burlington Northern Railroad Co. from 1994 to 1995. Mr. Rittenmeyer received his bachelor in science degree in commerce and economics from Wilkes University and his M.B.A. from Rockhurst University. He currently serves on the board of directors of one other public company, American International Group, Inc., and he formerly served as a director of EDS and RH Donnelley Corporation (presently Dex One Corporation). He also serves as a director of IMS Health, as chairman of the U.S. Army War College Board of Visitors and as a member of the executive board of Southern Methodist University's Cox School of Business.

James A. Unruh Age: 71 Director Since: June 2004 Tenet Committees: • Audit (Chair) • Executive • Health IT • Nominating and Corporate Governance
Mr. Unruh has served as principal of Alerion Capital Group LLC, a private equity firm, since 1998. Prior to founding Alerion, Mr. Unruh was the chairman, president and chief executive officer of Unisys Corporation from 1990 until 1997. Before being named chief executive officer, Mr. Unruh held a number of senior management positions at Unisys and its predecessor corporation, Burroughs Corporation. Mr. Unruh received his bachelor's degree in business administration from Jamestown College and his M.B.A. from the University of Denver. He currently serves on the board of directors of three other public companies, CenturyLink, Inc., CSG Systems International, Inc. and Prudential Financial, Inc., and he formerly served as a director of Qwest Communications International. In addition, he serves as a director of various privately held companies in connection with his position at Alerion Capital and as chairman of the Board of Trustees of Jamestown College.

Selection Process for Nominees

              Under our Corporate Governance Principles, the Governance Committee is responsible for nominating, and the Board is responsible for selecting, individuals to fill vacancies on the Board and to stand for election at each annual meeting. The Governance Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, and our shareholders. Shareholders may propose nominees for election in accordance with the terms of our bylaws or recommend candidates to the Board for consideration by writing to the Governance Committee in care of the Corporate Secretary at our offices in Dallas, Texas, or by e-mail to boardofdirectors@tenethealth.com.

              In February 2012, the Governance Committee met to consider potential nominees to the Board. As part of this process, the Governance Committee reviewed the composition of the Board as a whole, including the balance of business backgrounds, qualifications, technical skills, and other qualities represented on the Board. The Governance Committee also reviewed and discussed our Board's current leadership and other needs. Based on this review, the Governance Committee concluded, in light of our current structure and operations, that the following criteria best represented the qualities required for Board service:

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  professionalism, integrity and commitment to our core ethical and other values;

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  current or past service as the chief executive officer of a public or private company, chief executive officer of a business unit of a major corporation, or similar leadership position in a major governmental, professional or non-profit organization;

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  expertise in financial and accounting matters, familiarity with the regulatory and corporate governance requirements applicable to public companies, and/or expertise in other areas enhancing the Board's performance;

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  experience in the healthcare industry or other relevant industry experience, it being the intent of the Board that its members should represent a broad range of professional and business backgrounds that can contribute to our business;

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  government, regulatory and public relations experience;

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  ability and willingness to commit adequate time to Board and committee matters;

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  the fit of the individual's skills with those of other directors and potential directors;

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  diversity of viewpoint, background, experience and other demographics; and/or

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  familiarity with and contacts in the communities in which we do business.

              The Governance Committee also reviewed updated biographical information for each incumbent director, information relating to changes in professional status, independence and other professional commitments, as well as input derived from the Board's annual self-evaluation process with respect to each director's performance on the Board. The Governance Committee reviewed and discussed each incumbent director's commitments relative to other public company boards, including any related issues relevant to the director's candidacy.

              In the case of the nomination of Dr. Loop, the Governance Committee and the Board decided to waive for the 2012 term the application of the company's director retirement policy, which provides that directors may not stand for re-election after age 75. The Governance Committee and the Board determined that a waiver was appropriate given Dr. Loop's background in medicine, his significant experience on the Board, his leadership of the Board's Quality, Compliance and Ethics Committee and his experience as the former chief executive officer and chairman of the board of governors of The Cleveland Clinic Foundation, a major academic medical center.

              Based on this review, the Governance Committee concluded that each of the nominees possesses the experience, skills and other characteristics best suited to meet the needs of the Board and the company in light of our current business and operating environment. Specifically, the Committee noted the following:

    Executive Leadership Experience

              Each of our nominees has served in a senior leadership role within a large, complex organization. In particular, three of our nominees have served as the chief executive officers of major hospital systems—Mr. Fetter (Tenet), Dr. Loop (The Cleveland Clinic Foundation) and Mr. Pettingill (Allina Hospitals and Clinics). Three of the nominees have served as the chief executive officers of S&P 500 corporations—Mr. Fetter (Tenet), Mr. Rittenmeyer (EDS) and Mr. Unruh (Unisys). One of our nominees has served as a Governor—Mr. Bush (Florida). Two of our nominees have served as the chief executive officers and/or presidents of major business units of S&P 500 corporations—Ms. Gaines (Diners Club North America) and Ms. Garrison (Pitney Bowes Business Services). One of our nominees (Mr. Kangas), who also serves as the Chairman of our Board, served as the chairman and chief executive officer of an international public accounting and consulting firm (Deloitte Touche Tohmatsu).

              The Board believes that our nominees' experience as senior executives in large complex public, private, government and academic organizations enables them to better oversee the management of the company, including its business and financial matters, corporate governance and compliance programs, governmental relations, investor and public communications, labor management relations and regulatory matters.

    Mix of Business Sector and Other Experience

              The Governance Committee determined that the mix of business and other backgrounds of the nominees is desirable in light of our current business operations and structure.

              Healthcare Industry.    Three of our nominees have direct experience in the healthcare industry.

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  Mr. Fetter, who serves as our President and Chief Executive Officer, has held senior leadership positions in the healthcare industry for over 15 years (Tenet, Broadlane, Federation of American Hospitals).

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  Dr. Loop, the Chair of the Quality, Compliance and Ethics Committee, has over 45 years' experience in healthcare. He formerly served as the chief executive officer and chairman of the board of The Cleveland Clinic Foundation. In addition, Dr. Loop is an internationally recognized cardiac surgeon (head of the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic, author of more than 350 clinical research papers, president of the American Association for Thoracic Surgery), a background the Governance Committee deemed particularly significant given the importance of physician recruiting and retention to the company.

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  Mr. Pettingill, the Chair of the Health IT Committee, has over 40 years of experience in executive leadership roles in the healthcare industry (Allina Hospitals and Clinics, Kaiser Foundation Health Plans and Hospitals, Camino Healthcare). He recently retired as president and chief executive officer of Allina Hospitals and Clinics and subsequently completed academic work on public health policy issues as a 2010 Senior Fellow in the Advanced Leadership Initiative program at Harvard University.

              Accounting and Finance.    Six of our nominees have extensive experience in accounting and financial matters derived through their executive leadership roles in the public and private sector. In particular:

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  Mr. Fetter has served as a chief financial officer in the healthcare and entertainment sectors (Tenet, Metro-Goldwyn-Mayer). He began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services. He holds an advanced degree in business administration.

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  Ms. Gaines was the chief executive officer of Diners Club North America, a major business unit of Citigroup. She has a broad range of experience in the consumer credit industry (Citigroup, Federal National Mortgage Association, CNA Financial), a background that provides the Board with a perspective on patient billing systems and accounts receivable collections. Ms. Gaines holds an advanced degree in public administration.

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  Ms. Garrison, who serves on our Audit Committee, has previously served as the president of a major business unit of Pitney Bowes Inc. (Pitney Bowes Business Services), an S&P 500 corporation, and holds an advanced degree in business administration. She has extensive experience in business reorganizations and restructurings.

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  Mr. Kangas, the Chairman of our Board, served as chairman and chief executive officer of Deloitte Touche Tohmatsu, a major international public accounting and consulting firm. In that role, he acquired significant experience in the public accounting field and in advising large public corporations on a range of financial reporting and compliance matters. Mr. Kangas holds advanced degrees in business administration.

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  Mr. Rittenmeyer, who serves on our Audit Committee, currently serves as president and chief executive officer of NCO Group, Inc. and is a former chairman, president and chief executive officer of EDS. He holds an advanced degree in business administration.

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  Mr. Unruh, the Chair of our Audit Committee, has extensive experience in accounting and financial matters in public and private companies. He is a former chairman, president and chief executive officer of Unisys Corporation and he has served as chief financial officer of three public companies (Burroughs, Fairchild Camera and Instrument Corporation, Memorex Corporation). In addition, he currently serves as a principal of a private equity firm (Alerion Capital Group).

              Public Sector.    Mr. Bush is a former Governor of the State of Florida and also served as Florida's Secretary of Commerce. The Governance Committee believes that Mr. Bush's experience in government is particularly relevant in light of the highly regulated nature of the healthcare sector, especially given the recent and ongoing activity in healthcare reform and related regulatory and legislative initiatives at both the federal and state level.

              Technology and Manufacturing Sectors.    Three of our nominees have extensive experience in the technology and manufacturing sectors, industry segments that we believe add diversity of perspective and other benefits to our Board. In particular:

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  Ms. Garrison, who served as the president of Pitney Bowes Business Services, has extensive experience in business reorganizations and restructurings, as well as crisis management. In particular, Ms. Garrison led a team of Pitney Bowes executives in managing the dislocation of personnel and business services following the September 11, 2001 terrorist attacks against the United States.

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  Mr. Rittenmeyer served as the chief executive officer of EDS, a major information technology outsourcing corporation. The Governance Committee believes that Mr. Rittenmeyer's knowledge and experience in the information technology industry is particularly valuable in the healthcare sector, which is undertaking significant capital investments in new information technology systems to meet the requirements of federal health laws.

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  Mr. Unruh served as the chief executive officer of Unisys Corporation, a major computer services corporation, experience the Governance Committee believes is valuable given the company's ongoing significant capital investments in new health information technology systems.

              Personal Qualities and Diversity.    The Governance Committee believes that effective boards require teamwork. In addition, the Governance Committee believes that it is critical to identify candidates with demonstrated commitment to professionalism and integrity. Based on the Board's annual self-evaluation process, the Governance Committee determined that each nominee embodies these personal characteristics. In particular, the Governance Committee noted that each nominee has demonstrated an ability to work effectively with other directors and management, provide candid and direct feedback, and work constructively to bridge diverse viewpoints and reach a consensus. Our Board includes a balanced regional representation of our country, including nominees from each region in which we conduct business. Additionally, the Board considers a mix of backgrounds and skills essential to its diverse composition. Our Board currently includes individuals of differing ages, races and genders.

              Special Considerations Regarding Service on Other Boards.    Under our Corporate Governance Principles, nominees must seek approval prior to serving on another public company's board. In addition, the Governance Committee limits the number of public boards on which a nominee may serve to three in addition to our Board (two in the case of directors currently serving as chief executive officers or in equivalent positions of public companies). The Chair of the Governance Committee may waive the three board limit for a non-CEO director upon a showing that additional board service would not impair the director's service on our Board. In evaluating a waiver request, factors considered include the board committees the director serves on at Tenet and at other public companies and whether the other company has a non-calendar year fiscal period which would not overlap with Tenet's. The Governance Committee also reviews the public companies on which nominees serve to identify any special issues that might require further analysis, including service on boards of companies that are in bankruptcy. The Governance Committee does not consider service on such Boards to be an automatic bar to service on our Board. In fact, the Governance Committee believes that such service can provide useful experience and insight. If a nominee serves on the board of a public company in bankruptcy, the Governance Committee considers the specific facts and circumstances relating to the nominee's service on such board, including his or her role in the risk management process of that board.

CORPORATE GOVERNANCE

Board Leadership Structure

              Our Board of Directors is currently comprised of nine members, which include eight independent members and our President and Chief Executive Officer. Mr. Kangas, an independent, non-employee director, serves as the Chairman of our Board.

    Roles of Board and Management

              Tenet's business is conducted by its employees, managers and officers, under the direction of its Chief Executive Officer. The Board is elected by the shareholders to oversee management.

    Role of Independent Chairman of the Board

              In general, the Chairman of the Board coordinates the activities of the Board. Among other things, he:

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  presides at all meetings of the Board;

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  approves, in consultation with the Chief Executive Officer and the committee chairs, agendas for all Board and committee meetings;

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  chairs executive sessions with independent directors, which sessions occur in conjunction with each regularly scheduled meeting of the Board;

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  oversees the flow of information to the Board to ensure that it receives the appropriate quality and quantity of information on a timely basis;

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  acts as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

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  serves as the Board's liaison to the Chief Executive Officer between meetings; and

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  facilitates communications among non-employee directors and between non-employee directors and management.

              The Chairman of the Board also evaluates, along with the Compensation Committee and other non-management directors, the performance of the Chief Executive Officer, and communicates the results of the evaluation to the Chief Executive Officer. In addition, he has the authority to call regular and special meetings of the Board and shareholders.

    Separation of Roles of Chairman of the Board and Chief Executive Officer

              At present, the positions of Chairman of the Board and Chief Executive Officer are held by different persons. Mr. Kangas, who became a director in April 2003, was elected Chairman of the Board in July 2003. Mr. Fetter, who was elected our President in November 2002, became a member of the Board in September 2003 and, in the same month, was named our Chief Executive Officer. The Board regularly reviews its leadership structure, including the separation of the roles of Chairman and Chief Executive Officer. The Board has determined that its current leadership structure is appropriate given its present characteristics and circumstances. In making this determination, the Board took into account Mr. Kangas' long-term, successful tenure as Chairman, his excellent working relationships with the Chief Executive Officer and the other members of the Board, his stature and reputation among the Board members, and his special expertise in accounting and governance matters.

              If at some future date the Board elected to combine the roles of Chairman and Chief Executive Officer, our Corporate Governance Principles would require the Board to appoint an independent, non-employee director to serve as Lead Director. The Lead Director would perform a role similar to that currently performed by our current, non-employee Chairman, including presiding at all meetings of the Board at which the Chairman is not present, chairing executive sessions of the Board, serving as the liaison between the independent directors and the Chairman, approving the information sent to the Board and meeting agendas and schedules, having the authority to call meetings of the independent directors and representing the Board in meetings with investors, legislators, regulators and other government officials. The Lead Director, in conjunction with the Nominating and Corporate Governance Committee, also would take a role in the Board performance evaluation process.

Director Independence

              Under our Corporate Governance Principles, at least two-thirds of the Board must consist of "independent" directors. The Board will not consider a director to be independent unless the Board affirmatively determines that the director has no material relationship with Tenet, and the director otherwise qualifies as independent under the corporate governance standards of the NYSE. The Board reviews each director's independence at least annually and has made the affirmative determination that each of directors Bush, Gaines, Garrison, Kangas, Loop, Pettingill, Rittenmeyer and Unruh has no material relationship with the company and is independent. In addition, the Board determined that director Kerrey, who resigned from the Board on March 28, 2012, had no material relationship with the company and was independent.

              In making its independence determinations, the Board broadly considers all relevant facts and circumstances and, in particular, looks closely at the organizations with which each director has an affiliation. If a director or member of the director's immediate family has a material relationship with the company, the Board reviews the interest to determine if it would preclude an independence determination.

              The Audit, Compensation, and Nominating and Corporate Governance Committees are composed exclusively of independent directors as required by the NYSE. Also, all directors serving on the Audit Committee meet the more stringent independence standards for audit committee members required by the SEC. In addition, the Compensation Committee is composed exclusively of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code and "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Board and Committee Organization

              We are governed by our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Significant business decisions are generally considered by the Board as a whole. The Board met 14 times during 2011. The Board regularly meets in executive sessions. Mr. Fetter is considered an employee director. All other directors are considered non-employee directors. Each incumbent director who served during 2011 participated in at least 75% of the aggregate of meetings of the Board and the committees on which he or she served, during the period he or she served as a director and committee member. All Board members are encouraged to attend our annual meeting of shareholders. All of our directors attended last year's annual meeting.

              The Board has delegated certain of its responsibilities to the following standing committees: Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee; Quality, Compliance and Ethics Committee; and Executive Committee. In addition, in 2010 the Board formed the ad hoc Health IT Committee in response to the enactment of the American Recovery and

Reinvestment Act of 2009 and its health information technology provisions. The following table identifies the members of each of our committees.

Director	Audit	Compensation	Nominating and Corporate Governance	Quality, Compliance and Ethics	Executive	Health IT
John Ellis Bush			X	X
Trevor Fetter					X
Brenda J. Gaines		X		X
Karen M. Garrison	X		Chair		X
Edward A. Kangas		Chair		X	Chair	X
Floyd D. Loop, M.D.			X	Chair	X	X
Richard R. Pettingill		X		X		Chair
Ronald A. Rittenmeyer	X	X				X
James A. Unruh	Chair		X		X	X
2011 Meetings	9	7	4	5	0	3

              Each of the Board's committees, except the Executive Committee and the ad hoc Health IT Committee, operates under a written charter that is reviewed and approved annually by the respective committee. The Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Quality, Compliance and Ethics Committee charters are available for viewing in the "Corporate Governance" section under the "About" tab on our website at www.tenethealth.com. The Board and each committee may from time to time retain independent advisors and consultants to assist the directors in carrying out their responsibilities.

    Audit Committee

              The Audit Committee consists of directors Unruh (Chair), Garrison and Rittenmeyer, each of whom the Board has determined is an audit committee financial expert as defined by the SEC and meets the financial literacy standards of the NYSE applicable to audit committee members. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards and meets the more stringent independence requirements for audit committee members established by the SEC.

              The duties and responsibilities of the Audit Committee include Board oversight of: (1) our accounting, reporting and financial practices, including the integrity of our financial statements; (2) our compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters; (3) our independent registered public accountants' qualifications, independence and performance; and (4) our internal audit function.

              The Audit Committee has implemented policies and procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls and auditing matters. Employees may lodge their complaints and concerns anonymously through our 24-hour toll-free Ethics Action Line. All such complaints and concerns are forwarded by the Ethics and Compliance Department to Tenet's Corporate Secretary. Third parties are directed to the "Ethics and Compliance" section under the "About" tab on our website, www.tenethealth.com, which contains information about how to submit concerns and complaints to our Ethics and Compliance Department. Third parties may also submit concerns and complaints to the Corporate Secretary. The Corporate Secretary directs all accounting-related concerns to the Chair of the Audit Committee.

              The Audit Committee, which has the sole authority to select and retain our independent registered public accountants, has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2012. In making the decision to retain Deloitte & Touche LLP, the Audit Committee took into account our experience with the firm during 2011, as well as the firm's reputation in the auditing field and its professional qualifications, and also reviewed auditor independence issues and existing commercial relationships with Deloitte & Touche LLP. The Audit Committee concluded that Deloitte & Touche LLP has no commercial relationship with us that would impair its independence. The Board is requesting shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2012 in Proposal 3 of this Proxy Statement.

              The Committee regularly meets in executive session with only independent directors. The Audit Committee Report can be found beginning on page 26.

    Compensation Committee

              The Compensation Committee consists of directors Kangas (Chair), Gaines, Pettingill and Rittenmeyer. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards. In addition, each Committee member is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code and a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

              The Committee's primary duties and responsibilities include establishing general compensation policies for the company that: (1) support our overall business strategies and objectives; (2) enhance our efforts to attract and retain skilled employees; (3) link compensation with business objectives and organizational performance; and (4) provide competitive compensation opportunities for our key executives. The Committee oversees the administration of the company's executive compensation programs, and is responsible for establishing and interpreting the company's compensation policies and approving all compensation paid to executive officers, including the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement, which can be found on page 52. Specifically, the Compensation Committee makes all compensation decisions regarding our non-employee directors, the Named Executive Officers and other members of our senior management team, which includes certain senior vice presidents. As part of our annual performance review process, our Chief Executive Officer reviews the performance of each of such other executives and discusses their performance with the Compensation Committee, which makes its own assessment of these officers' performance based upon the Board's expectations of senior management. The Committee's decisions regarding the compensation of our executives are made in consultation with the Chief Executive Officer and outside the presence of other executives. The Compensation Committee, without the participation of management, also reviews the performance of the Chief Executive Officer.

              The Committee retains an independent outside consultant, Frederic W. Cook and Co., to assist it in formulating its compensation policies, applying those policies to the compensation of executives and advising the Committee as to the form and reasonableness of compensation paid to executives.

              Additional information on the role of the Compensation Committee in setting executive compensation and the assistance provided to the Committee by its outside consultant can be found in "Compensation Discussion and Analysis" beginning on page 29.

              The Compensation Committee also acts on behalf of the Board in administering, or overseeing the administration of, all of our employee benefit plans except our health and welfare plans. The Committee determines which directors, officers, employees, advisors and consultants are eligible to participate in any of our active executive compensation plans, the extent of such participation, and the terms and conditions under which benefits may be vested, received or exercised. With respect to our qualified retirement plans, the Committee is responsible for overseeing the investment of the plans' assets, reviewing actuarial and investment information concerning the plans, and monitoring the operation of the plans. The Committee also has the authority to amend our employee benefit plans.

              The Committee regularly meets in executive session with only non-employee directors. The Compensation Committee Report can be found on page 28.

    Compensation Committee Interlocks and Insider Participation

              During 2011, directors Kangas (Chair), Gaines, Pettingill and Rittenmeyer served on the Compensation Committee. No member of the Compensation Committee was at any time during 2011 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure as a related-party transaction under "Certain Relationships and Related Transactions" on page 21 of this Proxy Statement. None of our executive officers has served on a board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2011.

    Nominating and Corporate Governance Committee

              The Nominating and Corporate Governance Committee consists of directors Garrison (Chair), Bush, Loop and Unruh. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards.

              The Committee is responsible for identifying and evaluating corporate governance issues and making recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters. In addition, the Committee reviews proposed related-party transactions and determines whether such transactions are appropriate for the Board to consider. The Committee is also responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors.

              The Committee evaluates candidates through background and reference checks, interviews and an analysis of each candidate's qualifications and attributes in light of the current composition of the Board and our leadership needs at the time. From time to time, the Committee may engage the services of an outside consultant to assist the Committee by conducting searches to identify candidates, evaluating candidates' qualifications, handling background and reference checks, and making initial contacts with potential candidates. The Nominating and Corporate Governance Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, and shareholders. Additional information on the process for selecting the nominees for election at the 2011 Annual Meeting, including the specific selection criteria considered, can be found in "Selection Process for Nominees" beginning on page 9.

              The Committee regularly meets in executive session with only non-employee directors.

    Quality, Compliance and Ethics Committee

              The Quality, Compliance and Ethics Committee consists of directors Loop (Chair), Bush, Gaines, Kangas and Pettingill. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards.

              The purpose of the Committee is to assist the Board in its oversight of our policies and procedures on ethics, quality assurance and legal compliance. The Committee's responsibilities with respect to overseeing our information, procedures and reporting systems, as well as our Compliance Program, are discussed below under "Role of Board and its Committees in Risk Oversight." In addition to these responsibilities, the Committee: (1) reviews and approves our Standards of Conduct, which apply to all of our employees, as well as our directors; (2) receives periodic reports from our Ethics and Compliance Department as to our efforts to educate our employees about, and promote their adherence to, our Standards of Conduct; and (3) receives periodic reports from our Quality Management Department as to our efforts to advance quality health care. The Committee also oversaw the performance of our obligations under our Corporate Integrity Agreement (CIA) with the Office of Inspector General of the U.S. Department of Health and Human Services which expired in September 2011 and now oversees our Quality, Compliance and Ethics charter approved by the Committee upon the expiration of the CIA. Our Chief Compliance Officer reports directly to the Committee.

              The Committee regularly meets in executive session with only non-employee directors.

    Executive Committee

              The Executive Committee consists of directors Kangas (Chair), Fetter, Garrison, Loop and Unruh. The Executive Committee may exercise all of the powers of the Board in the management of our business and affairs when the Board is not in session, but may not (1) fill vacancies on the Board, (2) change the membership of, or fill vacancies in, any committee of the Board, (3) adopt, amend or repeal our bylaws, or (4) declare dividends.

    Health IT Committee

              The Health IT Committee is an ad hoc committee consisting of directors Pettingill (Chair), Kangas, Loop, Rittenmeyer and Unruh. The purpose of the Committee is to assist the Board in its oversight of the company's adoption and implementation of clinical and other information systems necessary to provide advanced clinical health information technology in our hospitals and meet the standards of the American Recovery and Reinvestment Act of 2009 and related rules and regulations.

    Role of Board and its Committees in Risk Oversight

              The Board oversees our risk profile and management's risk management processes, both as a whole Board and through its committees. Our Audit Committee is primarily responsible for overseeing risk management processes relating to our accounting practices, corporate finance and general business operations, including the management of counterparty credit and performance risk. The Audit Committee receives quarterly reports from management on business and operational risks, internal audit reports relating to the integrity of our internal financial reporting controls and procedures, and reports from our Ethics Action Line relating to allegations of financial fraud or other infractions, as described below. Our Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Chief Compliance Officer, as well as our external and internal auditors, to discuss potential risks and other contingencies relating to our business. In addition, our Audit Committee meets on a quarterly basis to review these topics with selected chief executive officers and financial officers of our major operating units and regions. Our Audit Committee also reviews material risk issues in connection with its review of our quarterly and annual filings with the SEC. The Audit Committee reports and discusses the outcome of its meetings to the full Board, including any material risks identified by the Committee that require discussion or action by the full Board.

              Our Quality, Compliance and Ethics Committee is primarily responsible for overseeing regulatory and compliance risk and also reports regularly to the full Board. In particular, the Committee oversees our information, procedures and reporting systems to provide reasonable assurance that: (1) our operations comply with applicable laws and regulations, particularly those related to healthcare providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries' hospitals deliver quality medical care to their patients. The Quality, Compliance and Ethics Committee is also responsible for overseeing our Compliance Program, which is intended to foster compliance with federal and state laws and regulations applicable to healthcare providers, and receives periodic reports from our Chief Compliance Officer (who reports directly to the Committee), our Ethics and Compliance Department, and our internal and external legal, regulatory and other officers. The Committee meets regularly in joint session with our Audit Committee to discuss material regulatory and compliance risks and reports such risks to the full Board when appropriate for further discussion or action.

    Special Role of Compensation Committee in Risk Oversight

              Our Compensation Committee is responsible for assessing our compensation policies and practices relative to all our employees, including non-executive officers, to determine if the risks arising from these policies and practices are reasonably likely to have a material adverse effect on our company. In performing its duties, the Committee meets at least annually with our management and the Committee's independent compensation consultant to review and discuss potential risks relating to our employee compensation plans and programs. The Compensation Committee reports to the Board on a regular basis any risks associated with our compensation plans and programs, including recommended actions to mitigate such risks.

              The Committee has determined that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our company. This finding is based upon the Committee's ongoing review of our compensation programs and practices, the mechanisms in our compensation plans and programs intended to reduce the risk of conduct reasonably likely to have a material adverse effect on our company, and an overall risk assessment of such programs. Among other things, the Committee has reviewed our pay philosophy, balance of cash and equity compensation, balance of long-term and short-term performance periods of our plans and programs, and the use of our "balanced" approach to annual incentive compensation (which rewards employees based on a broad range of financial and operational metrics and company initiatives as opposed to a single target). The Committee has also considered our equity grant administration policy, stock ownership guidelines, clawback incentive pay policies, as well as our internal financial reporting and regulatory compliance procedures.

Corporate Governance Principles

              The Board has adopted a set of Corporate Governance Principles that provide the framework for our governance. These Corporate Governance Principles address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines, and Board performance evaluations. Our Corporate Governance Principles may be found in the "Corporate Governance" section under the "About" tab on our website at www.tenethealth.com.

Policies on Ethics and Conduct

              We maintain a values-based ethics program that is designed to monitor and raise awareness of ethical issues among employees and to stress the importance of understanding and complying with our Standards of Conduct. All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The members of our Board of Directors and many of our contractors are also required to abide by our Standards of Conduct. The Standards of Conduct reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our Standards of Conduct cover such areas as quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, protection of patient information and avoidance of conflicts of interest. As part of the program, we provide annual ethics and compliance training sessions to every employee, as well as our Board of Directors and certain physicians and contractors. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct, and are encouraged to contact our 24-hour toll-free Ethics Action Line when they have questions about the Standards of Conduct or any ethics concerns. Incidents of alleged financial improprieties reported to the Ethics Action Line or the Ethics and Compliance Department are communicated to the Audit Committee of our Board of Directors. All reports to the Ethics Action Line are kept confidential to the extent allowed by law, and employees have the option to remain anonymous. In cases reported to the Ethics Action Line that involve a possible violation of the law or regulatory policies and procedures, the matter is referred to the Ethics and Compliance Department for investigation. Retaliation against employees in connection with reporting ethical concerns is considered a serious violation of our Standards of Conduct, and, if it occurs, it will result in discipline, up to and including termination of employment. The full text of our Standards of Conduct is published in the "Ethics and Compliance" section under the "About" tab on our website at www.tenethealth.com. In addition, amendments to the Standards of Conduct and any grant of a waiver from a provision of the Standards of Conduct requiring disclosure under applicable SEC rules will be disclosed at the same location as the Standards of Conduct on our website at www.tenethealth.com.

Certain Relationships and Related Transactions

              Our written Standards of Conduct require all employees, including our executive officers, and members of our Board of Directors to report conflicts of interest and also those situations in which there may be the appearance of a conflict of interest. The full text of our Standards of Conduct is published on our website at www.tenethealth.com, and a description of our policies on ethics and conduct can be found above. In the event that a related-party transaction involving Tenet or its subsidiaries is identified, our policy is to require that any such transaction be reviewed and approved by the Board's Nominating and Corporate Governance Committee, which is comprised entirely of independent directors. Under SEC rules, a related party is a director, executive officer, nominee for director, or 5% shareholder of Tenet since the beginning of the previous fiscal year, and their immediate family members.

Director Stock Ownership and Retention Requirements

              The Board has adopted stock ownership and retention requirements that require each non-employee director with more than one year of service on the Board to own shares of our stock. In addition, each non-employee director is required to own shares of our stock with a value equal to five times the annual director retainer within five years after the date on which the director joins the Board. As of March 14, 2012, all of our non-employee directors were in compliance with the requirements.

              Directors who have not satisfied their ownership requirements must retain 100% of any "net shares" received upon the exercise of stock options and the vesting of restricted stock or restricted stock units until such time as the requirements are met. For this purpose, "net shares" means the number of shares received upon exercise of stock options or upon vesting of restricted stock or restricted stock units less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions. (A detailed discussion of these requirements can be found beginning on page 48.)

Communications with the Board of Directors by Shareholders and Other Interested Parties

              Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board in care of the Corporate Secretary at our office in Dallas, Texas. Shareholder communications will be reviewed internally to determine if the shareholder's concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

              Other interested parties may make their concerns known to our non-employee directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available on our website at www.tenethealth.com.

DIRECTOR COMPENSATION

              Our non-employee directors, which include all our directors except Mr. Fetter, each receive a $75,000 annual retainer fee (prorated for partial-year service). The non-employee directors also receive $2,000 per Board or committee meeting attended. Each non-employee director serving as the chair of a committee receives an annual fee of $12,000 (prorated for partial-year service), except that the chair of the Audit Committee receives an annual chair fee of $20,000 given the demands and responsibilities placed on the Audit Committee. Our independent Chairman of the Board receives an annual fee of $135,000 in addition to other Board and committee compensation. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings.

              Our non-employee director compensation also includes an annual award of restricted stock units equal in value to $145,000 for 2011 (prorated for partial-year service with respect to the initial year of service), as shown in the Stock Awards column in the table below. In 2011, the Committee increased the annual award value by $15,000 from 2010 to align our director compensation more closely with our peer companies based upon the advice of the Committee's independent compensation consultant. This was the first increase in the annual award value since 2004.

              The following table sets forth information concerning our compensation of the non-employee members of our Board of Directors for 2011. No compensation was paid to any of the non-employee directors pursuant to a non-equity incentive compensation plan nor were any stock options granted to our directors during 2011.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
John Ellis Bush	126,000(4)	145,000	-0-	-0-	271,000
Brenda Gaines	140,000	145,000	-0-	-0-	285,000
Karen Garrison	134,000	145,000	-0-	-0-	279,000
Edward Kangas	295,000	145,000	-0-	-0-	440,000
J. Robert Kerrey	138,000(4)	145,000	-0-	-0-	283,000
Floyd Loop	148,255	145,000	-0-(5)	-0-	293,255
Richard Pettingill	150,000(4)	145,000	-0-	-0-	295,000
Ronald Rittenmeyer	144,000	145,000	-0-	-0-	289,000
James Unruh	158,000	145,000	-0-	-0-	303,000

(1)
Amounts shown in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards granted under our stock incentive plans, as described under "Compensation Plans Applicable to Directors—Stock Incentive Plans" below. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on such date.

(2)
As described in detail below, the 2011 stock awards shown in this column reflect annual grants to each director valued at $145,000 on the date of grant. All such awards are consistent with our policies for annual director grants.

(3)
A -0- in this column means that no such compensation was paid other than perquisites, if any, that have not been included because their aggregate value did not meet the reporting threshold of $10,000.

(4)
Includes amounts deferred by the director at his election under our 2006 Deferred Compensation Plan, described below, some of which are invested in Tenet stock units.

(5)
There was no change in the actuarial present value of Dr. Loop's accumulated benefits during 2011 under the Directors Retirement Plan, described below. Dr. Loop is the only non-employee director who is a participant under this plan.

Compensation Plans Applicable to Directors

    Stock Incentive Plans

              All of our non-employee directors are eligible to participate in our 2008 Stock Incentive Plan. Under our 2008 Stock Incentive Plan, the Board determines awards to be granted to each non-employee director.

              Each non-employee director receives an annual grant of restricted stock units equal to $145,000 divided by the NYSE closing price per share of our common stock on the date of the grant (historically the first business day following the annual shareholders meeting). On November 4, 2011, based on the NYSE closing price of $4.86 per share of our common stock, each non-employee director was granted 29,835 restricted stock units under the program. These annual grants vested immediately on the grant date and will be settled in shares of our common stock within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board, unless a non-employee director elects, under the Special RSU Deferral Plan described below, to defer settlement of the units for a period of five years from the date the units otherwise would be settled or under certain circumstances in connection with a change of control of the company as defined in Section 409A of the Internal Revenue Code, in which case the restricted stock units would be settled within 60 days of the change of control. In the event of a change of control of the company that does not comply with Section 409A of the Internal Revenue Code, the restricted stock units would be converted to cash and paid within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board.

              On the last Thursday of any month in which a new non-employee director is elected to the Board, the director receives an automatic grant of that number of restricted stock units equal to $65,000 divided by the NYSE closing price per share of our common stock on the date of the grant. These one-time grants vest immediately on the grant date and are settled in shares of our common stock within 60 days of the director's termination of service on the Board. In the event of a change of control of the company as defined in Section 409A of the Internal Revenue Code, the restricted stock units would be settled within 60 days of the change of control. In the event of a change of control of the company that does not comply with Section 409A of the Internal Revenue Code, the restricted stock units would be converted to cash and paid within 60 days of the termination of service on the Board. In addition, newly appointed directors receive a prorated annual restricted stock grant subject to the terms described above.

              Prior to August 2004, director awards under the 2001 Stock Incentive Plan (the predecessor to the 2008 Stock Incentive Plan) were made in the form of stock options rather than restricted stock units. If a non-employee director is removed from office by our shareholders, is not nominated for re-election by the Board or is nominated by the Board but is not re-elected by our shareholders, any options granted under the 2001 Stock Incentive Plan will expire one year after the date of removal or failure to be elected, unless by their terms they expire sooner. If during such one-year period the non-employee director dies or becomes permanently and totally disabled, the options will expire one year after the date of death or permanent and total disability, unless by their terms they expire sooner. If the non-employee director retires, the options granted under the 2001 Stock Incentive Plan will be exercisable and expire in accordance with their terms. If the non-employee director dies or becomes permanently and totally disabled while serving as a non-employee director, the options granted under the 2001 Stock Incentive Plan will expire five years after the date of death or permanent and total disability unless by their terms they expire sooner. If a non-employee director who becomes permanently and totally disabled while serving dies during such five-year period, the options will expire upon the later of the end of such five-year period or one year after the date of death, unless by their terms they expire sooner. The maximum term of an option is 10 years from the date of grant.

    Special RSU Deferral Plan

              We adopted the Special RSU Deferral Plan to permit directors to elect to defer the settlement of their annual restricted stock unit grants under the 2008 Stock Incentive Plan for a period of five years as provided under the terms of the award agreement. A director desiring to defer settlement of his restricted stock units must elect to do so at least 12 months before such restricted stock units would otherwise be settled and the deferral must be for a period of five years from the date the restricted stock units would otherwise be settled (such five year date is referred to herein as the "subsequent deferral date"), provided that no such election shall take effect until 12 months after the date on which the election is made. In the event of a change of control of the company, the restricted stock units will be settled on the subsequent deferral date irrespective of whether the underlying award agreement would provide for earlier settlement by reason of such change in control. As of March 14, 2012, the following directors had elected to defer settlement of certain restricted stock unit grants pursuant to the terms of the Special RSU Deferral Plan: Kangas, Loop and Pettingill.

    Directors Retirement Plan

              Our Directors Retirement Plan (the "DRP") was discontinued as to all directors joining the Board after October 6, 1999. Only non-employee director Loop participates in the DRP.

              Retirement benefits under the DRP, with certain adjustments, are paid to directors whose services are terminated prior to retirement for any reason other than death, so long as the director has completed at least five years of service. In the event of a change of control, as defined in the DRP, followed by a director's termination of service or a director's failure to be re-elected upon the expiration of his or her term in office, directors will be deemed fully vested in the DRP without regard to years of service and will be entitled to receive full retirement benefits.

              Under the DRP, we are obligated to pay to Dr. Loop an annual retirement benefit for a period of 10 years following retirement. The annual retirement benefit is based on his years of service as a director and is equal to the lower of (x) the amount of the annual Board retainer (currently $75,000) at the time he retires and (y) $25,000, increased by a compounded rate of 6% per year from 1985 to his termination of service. The retirement benefits are paid monthly. He may elect to receive the retirement benefits in the form of a joint and survivor annuity.

              Dr. Loop's interest in the retirement benefit is fully vested. If he were to retire at this time, his annual retirement benefit would be $75,000.

    Directors Life Insurance Program

              Our Directors Life Insurance Program (the "Program") was discontinued as to all directors joining the Board after October 6, 1999. As a result, only non-employee director Loop participates in the Program.

              Under the Program, we entered into a split-dollar life insurance agreement with a policy owner designated by Dr. Loop providing for the purchase of a life insurance policy insuring the life of Dr. Loop. The amount of insurance purchased is sufficient to provide a death benefit of at least $500,000 to the beneficiaries and to allow us to recover the premiums we have paid towards keeping the policy in force until the death of the director.

    Deferred Compensation Plan

              Under our 2006 Deferred Compensation Plan (the "2006 DCP"), directors and eligible employees may defer all or a portion of their compensation paid during a given calendar year. For directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees. The following directors participated in the 2006 DCP in 2011: Bush, Kerrey and Pettingill. A more complete description of the 2006 DCP can be found under "Deferred Compensation Plans" beginning on page 62.

AUDIT COMMITTEE REPORT

              The Audit Committee is made up of the three members named below. The Board requires that each member of the Committee be an independent director as defined by the NYSE rules and the rules of the SEC. Each member of the Committee is independent under those criteria. In addition, the Board has determined that each Committee member is an Audit Committee financial expert, as defined by SEC rules, and that each Committee member is financially literate as required by NYSE rules. Director Unruh serves as Chair of the Committee.

              The Committee, on behalf of the Board, oversees the company's financial reporting process. In fulfilling its oversight responsibilities in 2011, the Committee reviewed and discussed with management and the company's independent registered public accountants for the year ended December 31, 2011, Deloitte & Touche LLP ("Deloitte"), each Quarterly Report on Form 10-Q filed during 2011 (the "Forms 10-Q"), as well as the audited consolidated financial statements and the footnotes thereto in the company's Annual Report on Form 10-K for the year ended December 31, 2011 (the "Form 10-K"), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the company's accounting principles, the reasonableness of significant estimates and judgments, and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and Deloitte each press release concerning earnings prior to it being released.

              The company's independent registered public accountants are responsible for expressing an opinion on the company's audited consolidated financial statements and the fair presentation, in all material respects, of the company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with Deloitte its judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed by the Committee with the company's independent registered public accountants under the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended (as adopted by the PCAOB in Rule 3200T). Deloitte has expressed an opinion in its Report of Independent Registered Public Accounting Firm that the company's 2011 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

              During 2011, the Committee was provided updates on, monitored and discussed with management the status of the company's compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Committee reviewed management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 and approved the inclusion of management's report on such assessment in the Form 10-K. Deloitte has audited and also expressed an unqualified opinion on the effectiveness of the company's internal control over financial reporting as of December 31, 2011.

              The Committee also discussed with Deloitte its independence from management and the company, and received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). In concluding that Deloitte is independent, the Committee considered, among other factors, whether the non-audit services provided by Deloitte (as described below) were compatible with the firm's independence. The Committee also retained Deloitte and made it clear to Deloitte that they report directly to the Committee and not to management.

              The Committee discussed with the company's internal auditors and Deloitte the overall scopes and plans for their respective audits. The Committee met separately at various meetings in executive session with each of the internal auditors and Deloitte to discuss, among other matters, the results of their audits, their evaluations of the company's internal controls and the overall quality of the company's financial reporting.

              In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the company's 2011 audited consolidated financial statements be included in the Form 10-K and filed with the SEC.

              Deloitte has been engaged by the Committee to serve as our independent registered public accountants for the year ending December 31, 2012. Before making its determination on appointment, the Audit Committee reviewed the performance of Deloitte in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm's approach to resolving significant accounting and auditing matters including consultation with the firm's national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. For further information concerning this engagement, see "Proposal 3—Ratification of the Selection of Independent Registered Public Accountants."

Members of the Audit Committee

James Unruh, Chair
Karen M. Garrison
Ronald A. Rittenmeyer

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2011	Year Ended December 31, 2010
Audit fees(1)	$2,801,600	$2,701,060
Audit-related fees(2)	1,309,677	1,307,971
Tax fees(3)	-0-	-0-
All other fees(4)	822,756	423,997
(1)
Audit fees include professional fees billed to us in connection with the audit of our annual consolidated financial statements and the review of our quarterly financial statements. These amounts also include fees related to the audit of internal control over financial reporting performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-related fees include fees billed for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, financial statements of employee benefit plans, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)
Tax fees ordinarily consist of professional fees for tax compliance, tax advice and tax planning. We were not billed any such fees by our independent registered public accountants in either 2011 or 2010.

(4)
All other fees consist of fees for various advisory services. In 2011, all other fees consisted of advisory services related to the development and preparation of training materials, training on the use of an analytical tool, and advisory services related to financial statement preparation. In 2010, all other fees consisted of advisory services related to the preparation of training materials and training on the use of an analytical tool.

              The Audit Committee Charter requires that the Audit Committee pre-approve or adopt procedures to pre-approve all audit and non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Audit Committee pre-approved all fees presented in the table above.

COMPENSATION COMMITTEE REPORT

              Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the company's Annual Report on Form 10-K for the year ended December 31, 2011 and included in this Proxy Statement.

Members of the Compensation Committee

Edward A. Kangas, Chair
Brenda J. Gaines
Richard R. Pettingill
Ronald A. Rittenmeyer

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

              In this section, we discuss and analyze the compensation paid to each of our Named Executive Officers in 2011. You should read this section together with the information in the Summary Compensation Table and other tables under "Executive Compensation" below.

Executive Summary

•

Our Compensation Committee is Committed to Appropriate Pay Practices.

º

Aggregate Compensation for Named Executive Officers Decreased in 2011.  The aggregate compensation of our Named Executive Officers in 2011 declined compared to 2010, which aligns with our pay-for-performance philosophy. The compensation of our Chief Executive Officer, as reflected in the Summary Compensation Table, decreased 11.5% as compared to 2010. The aggregate compensation paid to our other Named Executive Officers decreased by 5.7% as compared to 2010.

º

No Base Salary Increases.  In 2011, none of our Named Executive Officers received an increase in base salary. Our Chief Executive Officer has not received an increase in base salary since 2005.

º

No Employment Contracts.  None of our Named Executive Officers has an employment agreement.

º

No Excise Tax Gross-Up Policy.  In August 2011, our Compensation Committee determined that any new or materially modified compensation plans for executive officers will not provide for any gross-ups of excise taxes upon a change of control.

º

Limited Perquisites.  We do not provide our Named Executive Officers with personal benefits other than, in certain circumstances, personal use of corporate aircraft consistent with company policy. For both efficiency and security purposes, we allow personal use of our corporate aircraft by our Chief Executive Officer, but limit the use to 75 hours per year to avoid excessive cost. The Chief Executive Officer can also approve personal use of the corporate aircraft by other Named Executive Officers in limited situations. Our Named Executive Officers are solely responsible for any taxes owed or incurred as a result of personal use of the company's aircraft.

º

No Single Trigger Change of Control Benefits.  Our change of control arrangements, which include payment of cash severance benefits and accelerated vesting of equity awards, are "double triggered" in that they are only payable if a Named Executive Officer's employment is terminated following a change of control (unless, in the case of equity, such awards are not assumed by a successor or exchanged for substitute equity). We do not pay severance benefits or accelerate equity assumed or substituted by a successor following a change of control in the absence of a covered termination of employment. The rights to certain benefits vest under our Supplemental Executive Retirement Plan upon a change of control as discussed below; however, these benefits are not payable to our executives absent a covered termination of employment.

º

Limitation on Service Credit for SERP.  The Committee has adopted a policy precluding new participants in the company's Supplemental Executive Retirement Plan from receiving age and service credits for periods not worked, including for severance periods following a qualifying termination.

º

Responsive to Say-on-Pay Advisory Vote.  At the company's annual meeting of shareholders held in November 2011, approximately 85% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Our Compensation Committee takes into account the outcome of shareholder advisory votes on executive compensation as well as feedback by shareholders throughout the year.

•

Compensation Decisions are Approved by an Independent Compensation Committee.  Our independent Compensation Committee makes all decisions regarding the compensation of our Named Executive Officers.

•

Compensation Committee's Consultant is Independent.  To assist in the performance of its duties, the Committee engages its own independent consultant, Frederic W. Cook & Co. The consultant reports directly to the Committee and provides no services to the company or management except as related to executing the Compensation Committee Charter and with the knowledge and approval of the Committee Chair.

•

Our Compensation is Targeted at the Median of the Market.  Our Compensation Committee seeks to implement compensation programs that deliver total direct compensation (base salary, annual cash bonus and long-term incentives) to our Named Executive Officers, considered as a group, at the 50th percentile of market levels for meeting aggressive performance goals and at the 75th percentile of market levels for exceeding target performance goals and meeting "extraordinary" performance goals. In 2011, the Committee's consultant calculated that the total direct compensation of our Chief Executive Officer falls slightly below the 50th percentile of our peer group, consisting of broadly comparable companies in terms of industry sector, size and complexity.

•

We Follow Pay-For-Performance Compensation Principles and Practices.

º

At-Risk Compensation.  Substantially all Named Executive Officer compensation is "at risk," (i.e., contingent upon our meeting performance targets and/or increasing shareholder value). Only a small percentage of executive compensation (12% in the case of the Chief Executive Officer and 23% for the other Named Executive Officers) is paid out as base salary that is not contingent upon the achievement of specific performance goals and/or increases in share price.

º

Performance-Based Annual Bonus Plan.  We pay our executives an annual cash bonus only if we achieve specified financial and operating performance targets incorporated into the financial forecasts that we present to investors. The targets are approved in advance by the Compensation Committee based on our business and operating plans which are reviewed and approved by the full Board of Directors. The financial performance targets require us to meet annual adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization and excluding certain earnings, costs and charges as approved by the Compensation Committee) and adjusted operating free cash flow goals. The operating performance targets require us to meet specified goals relating to quality, service, people and key corporate initiatives. For 2011, the Named Executive Officers were awarded 91% of their target annual bonuses. We provide detailed information on these financial and operating performance targets under "Performance-Based Annual Bonus," beginning on page 37.

º

Long-Term Incentives Are Predominately Performance-Based.  Two types of awards were granted to our Named Executive Officers in 2011 to balance the objectives of rewarding long-term shareholder value and retaining top talent in a competitive marketplace. Grant values were divided between the performance cash plan (weighted 25%) and restricted stock units (weighted 75%). Performance cash awards are earned over three-year periods based on achievement with respect to free cash flow and ROIC (return on invested capital) goals. Of the regular annual restricted stock unit grants, half will vest in equal annual installments over three years based on continued employment, and the remaining half require that a specified adjusted EBITDA goal must be met in addition to the time-vesting requirements. Thus, 62.5% of the total annual long-term incentive grant value is contingent upon the achievement of financial performance goals.

•

Our Compensation Programs are Designed to Complement our Enterprise Risk Management Philosophy.  Our Compensation Committee believes that using a mix of financial and operational performance goals and using different goals for the annual and long-term incentive programs mitigates against the risk that compensation plan participants focus on short-term financial rewards at the expense of our long-term growth or otherwise engage in inappropriate speculative or risk taking behaviors. We believe our "balanced" approach to measuring performance is critical to our long-term success given the importance of ethical and compliance-oriented behavior in our highly regulated industry.

•

Our Corporate Policies Align Executives with Shareholders and Mitigate Compensation-Related Risk.

º

Active Monitoring of Compensation-Related Risk.  Our Compensation Committee conducts with the assistance of its independent compensation consultant and the company's internal audit department an annual review of the company's compensation policies and practices as they relate to risk management practices and risk taking incentives. In connection with these reviews, the Committee has implemented, among other things, the following actions:

•

Compensation Programs Designed to Mitigate Risk.  Our compensation programs are designed to appropriately balance the rewards executives earn for achieving sustained growth and creating long-term value for our shareholders versus just short-term profits.

•

69% of the compensation awarded to our Named Executive Officers in 2011 was in the form of long-term compensation paid out over three-year periods.

•

Our annual cash bonus plan measures executive officer performance based on a balance of performance measures, combining financial and operational performance targets with quality and service metrics, including achievement of specific company-wide initiatives. The balance of performance measures is intended to incentivize executive officers to focus on creating sustainable economic growth.

•

Clawback Policy.  Awards under our Annual Incentive Plan are subject to a "clawback" provision described under "Performance-Based Annual Bonus" beginning on page 37.

•

Prohibition on Trading in Derivatives; No Margin Account.  Our insider trading policy prohibits officers and employees subject to its terms from entering into short sales or derivative transactions to hedge their economic exposure to our stock. In addition, these officers and employees are prohibited from pledging our stock, including holding our stock in margin accounts.

º

Stock Ownership Requirements and Retention Policy.  Our Named Executive Officers and other members of senior management are subject to minimum stock ownership requirements intended to reflect the Committee's philosophy that all officers should hold a significant amount of stock to ensure their interests are aligned with shareholders. Officers who do not meet the requirements are required to hold shares acquired through the compensation program until they meet the applicable required ownership levels. In the past five years, none of our Named Executive Officers has sold any "net shares" of our stock acquired from the exercise of options or the vesting of restricted stock units.

•

We Had Significant Financial and Strategic Achievements in 2011.

º

Our adjusted EBITDA[1] grew by $95 million (9.0%) from 2010.

º

We generated our highest same-hospital revenues, adjusted EBITDA and adjusted EBITDA margin since 2003.

º

2011 was our seventh consecutive year of improvement in same-hospital revenues, adjusted EBITDA and adjusted EBITDA margin since 2003.

º

Our compound annual growth in adjusted EBITDA over that seven-year period was 15%.

º

Our adjusted admissions have grown over the last five consecutive quarters.

º

We reduced debt and extended debt maturities, resulting in the company having one of the lowest leverage ratios and longest maturity profiles in the health care sector.

º

We completed 15 outpatient acquisitions—our company now operates 99 free-standing outpatient centers in 13 states.

º

We expanded our revenue cycle management, health care information management, management services and patient communication services businesses under our Conifer Health Solutions subsidiary. Conifer currently provides services to more than 300 Tenet and non-Tenet health care entities.

º

We added almost 900 physicians to our active physician staff, net of attrition.

º

We implemented advanced clinical information systems in 19 of our hospitals, introducing new technologies to our staff and physicians that will improve consistency and quality of care.

1 Adjusted EBITDA is reconciled to net income attributable to Tenet common shareholders on page 55 of our Annual Report on Form 10-K for the year ended December 31, 2011.

Our Compensation Philosophy and Objectives

              We seek to provide market-competitive compensation that enables us to recruit and retain talented executive officers. The objectives of our executive compensation program are:

  •
  to attract and retain the highest possible caliber management team;

  •
  to reward the achievement of pre-determined company objectives;

  •
  to reward superior performance;

  •
  to provide management with incentives to build value; and

  •
  to align the interests of management with those of our shareholders.

Role of the Compensation Committee

              The Compensation Committee of our Board of Directors makes all compensation decisions regarding senior management, which includes our Named Executive Officers and certain other senior officers of the company. Each member of the Compensation Committee is an independent, non-employee director. The Compensation Committee regularly solicits input from the other independent members of our Board of Directors about the compensation of our Named Executive Officers. The Committee also considers the Chief Executive Officer's recommendations in determining the compensation of the other Named Executive Officers. The Committee's decisions regarding compensation of our Named Executive Officers are made outside the presence of these officers except that the Chief Executive Officer and the Senior Vice President of Human Resources may participate in discussions regarding the compensation of Named Executive Officers other than themselves. The Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans, and the performance measures used in our executive compensation programs.

Independent Compensation Consultant

              The Compensation Committee has retained an independent consultant, Frederic W. Cook & Co. (the "Consultant"), to provide data on market compensation practices and advise the Committee on executive compensation decisions generally as well as the design and structure of our executive compensation plans and policies. In 2011, the Consultant participated in all meetings of the Committee.

              At the request of the Committee, the Consultant meets periodically with members of management to obtain and review information relevant to the performance of the Consultant's advisory services to the Committee primarily relating to:

  •
  proposed compensation actions under development and/or analysis by our management;

  •
  data on compensation trends and best practices;

  •
  analysis or presentation of our compensation data;

  •
  calculations (or reviews of calculations) of executive compensation data, including valuation of equity grants, calculation of hypothetical change of control payments under our plans and programs and total wealth analysis data; and

  •
  input on proposed meeting agendas and presentation materials submitted by management to the Committee.

Any material information provided to management by the Consultant is presented to the Committee.

To safeguard the independence of the Consultant:

  •
  the Committee retains the Consultant and has the sole authority to terminate its engagement;

  •
  the Committee determines the terms and conditions of the Consultant's engagement, including the fees charged;

  •
  the Consultant reports directly to the Committee and has direct access to the Committee Chair during and between meetings; and

  •
  the Consultant provides no services to the company or management except as related to executing the Compensation Committee Charter and with the knowledge and approval of the Committee Chair.

Performance Review Process

              The Compensation Committee reviews the performance of the Chief Executive Officer with the other independent members of the Board in executive session. This review is based on the performance evaluations of the Chief Executive Officer by each of the independent Board members. As part of the annual performance review process, our Chief Executive Officer reviews the performance of each of the other Named Executive Officers with the members of the Committee and the Board. To maintain the integrity of the review process, the contents of individual reviews and related discussions are kept confidential. If and to the extent that performance factors addressed in any individual review affect an individual Named Executive Officer's compensation, those factors are discussed below.

Benchmarking Against Peer Companies

              In setting compensation for our Named Executive Officers, the Compensation Committee reviews comparative compensation data derived from the companies that comprise our peer group (as defined below) as well as market survey data provided to us by the Consultant.

              In evaluating the compensation of our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, the Committee assigned the following weightings to each data source: peer group (75%) and survey data (25%). In the case of our General Counsel, the following weightings were used: peer group (50%) and survey data (50%). The Committee believes it is appropriate to evaluate the compensation of these Named Executive Officers against a blend of peer group and market survey data given the small number of publicly held healthcare service companies comparable in size to our company and the fact that hospital companies comprise only a small portion of the publicly held healthcare service companies. In evaluating the compensation of our

Senior Vice President of Human Resources, the Committee reviews primarily market survey data given the limited data for this role reported by our peer group companies.

              We describe each of the data sources in more detail below.

              Peer Group.  The following companies comprised the peer group that we reviewed in making compensation determinations for 2011.

CIGNA Corporation	Kindred Healthcare, Inc.
Community Health Systems, Inc.	Laboratory Corporation of America Holdings
Coventry Health Care, Inc.	Lifepoint Hospitals, Inc.
Davita Inc.	Omnicare, Inc.
Express Scripts, Inc.	Quest Diagnostics Incorporated
HCA Holdings, Inc.	Universal Health Services, Inc.
Health Management Associates, Inc.

              The Compensation Committee developed the peer group, taking into account the advice of the Consultant, based on a set of characteristics that include annual revenues ranging from approximately $3 billion to $30 billion with at least 10,000 employees (to recognize managerial scope and complexity) and operations that are classified under the Global Industry Classification System (GICS) code for healthcare facilities (which is our code), or under the GICS codes for healthcare services or managed care. The actual annual revenue for the companies in the peer group ranged from $3.0 billion to $30.5 billion, with the median being $6.2 billion for the most recent four quarters reported as of June 30, 2010, while the company reported net operating revenue of $9.4 billion over that period. The number of employees for the companies in the peer group ranged from 14,270 to 190,000, with the median being 33,700 as of June 30, 2010, while the company had approximately 57,200 employees on that date.

              Most of the companies comprising the 2011 peer group were also included in the company's 2010 peer group. However, based on the characteristics described above, and at the recommendation of the Consultant, for 2011 the Committee removed HealthSouth (which reported revenues less than $3 billion) and Humana (which reported revenues greater than $30 billion) from the peer group and added HCA. As noted above, the "peer group" includes both hospital companies and non-hospital companies, reflecting the small number of publicly held hospital companies in the US market and the relevance of other healthcare-related companies in terms of labor market competition. The hospital companies include Community Health Systems, HCA, Health Management Associates, Kindred Healthcare, Lifepoint Hospitals and Universal Health Services. The non-hospital companies in the peer group include:

  •
  insurance companies (CIGNA and Coventry Health Care);

  •
  a kidney treatment center operator (Davita);

  •
  a pharmacy benefit management service provider (Express Scripts);

  •
  clinical laboratory companies (LabCorp and Quest Diagnostics); and

  •
  a pharmaceutical services company (Omnicare).

              Market Survey Data.    The Committee reviews additional compensation data from the following survey sources:

Survey	Covered Organizations	Targeted Annual Revenue of Companies Comprising Data Used by Consultant
2010 Towers Perrin U.S. CDB General Industry Executive Database	89 companies, all industries	$6 billion to $10 billion
2009 Mercer Executive Benchmark Database	107 companies, all industries	$5 billion to $10 billion
2010 Hewitt TCM Executive	56 companies, all industries	$5 billion to $10 billion
2010/11 Watson Wyatt Survey Top Management	3,422 companies, all industries	$9 billion
2010 Frederic W. Cook & Co. Survey of Long-Term Incentives	57 companies, all industries	$9 billion

The Consultant compiles data from these survey sources relating to the compensation levels received for each position held by a Named Executive Officer against the compensation levels received by executives holding similar positions at other companies. The Consultant uses the revenue criteria shown above in selecting the data it compiles from these sources and presents the data to the Committee in aggregated form. In benchmarking compensation levels against the survey data, the Committee considers only the aggregated survey data provided by the Consultant. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process. The Committee members do not consider the identity of the companies comprising the survey data to be material for this purpose.

Results from the 2011 Say on Pay Vote

              The company provides its shareholders with the opportunity to cast an annual advisory vote to approve executive compensation (a "say-on-pay proposal"). At the company's annual meeting of shareholders held in November 2011, approximately 85% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee discussed the results of the annual advisory vote in connection with its review of 2011 compensation decisions. In addition, the Committee took into account the feedback it received during the course of the year from shareholders and potential investors regarding the company's executive compensation practices.

              Based on the outcome of the annual advisory vote, and after taking into account shareholder and investor feedback, the Committee believes the company's current pay-for-performance philosophy is in the best interest of the company and its shareholders. In addition, the Committee reaffirmed its practice of utilizing long-term compensation plans that reward executive officers for successfully executing the company's long-term and short-term business and operational plans as communicated to the market.

              The Committee will continue to consider the outcome of the company's say-on-pay votes and the views of our shareholders when making future compensation decisions for the Named Executive Officers.

Description and Analysis of Our 2011 Compensation Decisions

              This section describes the components of our executive compensation packages, the way in which the Compensation Committee makes decisions about each component, the philosophy behind each component and the way these decisions and philosophies were applied to each Named Executive Officer. The following table lists where we discuss each component in this section.

Compensation Element	Percent of Total Compensation	Where Discussed
Base Salary	14%	Page 37
Performance-Based Annual Bonus Program	17%	Page 37
Long-Term Equity Program	52%	Page 43
Long-Term Performance Cash Program	17%	Page 45

    Salary

              Base salary provides our Named Executive Officers with a fixed monthly income. The Compensation Committee approves the base salary of each Named Executive Officer annually based on its review of market survey and other data provided by the Consultant. In determining base salaries, the Committee also considers the following factors: individual performance (based on an overall subjective review), the other compensation elements received by the officer, and his or her total compensation package.

              In 2011, the Committee did not increase the salary of any of our Named Executive Officers. The Committee's decision not to increase salaries reflected the Committee's assessment that:

  •
  the salaries received by our Named Executive Officers were competitive with the salaries offered by the company's peer group, representing the median of market; and

  •
  the recommendation of the company's management that executive officer salaries should be frozen, consistent with the company's decision to suspend salary increases for all of its senior managers and executives.

In taking its action, the Committee noted that Mr. Fetter's base salary has remained unchanged since 2005.

    Performance-Based Annual Bonus

              The Compensation Committee annually determines cash bonuses, if any, to be paid out under the company's Annual Incentive Plan ("AIP"). Approximately 1,900 management employees participate in the AIP. AIP awards are subject to a "clawback" provision under which the Board of Directors may require reimbursement to the company of a cash bonus in the event of a material restatement of our financial results caused by the recipient's fraud or other misconduct. The AIP is periodically approved by our shareholders and was last approved in 2007. The Board is requesting shareholder re-approval of the AIP in Proposal 4 of this Proxy Statement.

              The Committee sets target bonus award levels under the AIP for our Named Executive Officers, which levels vary among such officers. For 2011, the Committee set target award levels for each of our Named Executive Officers at the following percentages of salary, which were unchanged from 2010:

2011 Target Bonus Awards for Named Executive Officers

Name	Target Bonus
Trevor Fetter	140%
Biggs Porter	95%
Stephen Newman	95%
Gary Ruff	60%
Cathy Fraser	60%

              The Committee determined the appropriate target level for each Named Executive Officer based on the target levels for bonus awards paid by peer group companies for comparable positions. In the case of Mr. Fetter, the Committee determined that his target payout level should be higher than other Named Executive Officers based on its assessment of Mr. Fetter's overall leadership position in the company and his role in formulating long-term strategies and other initiatives. The Committee determined that the target levels for bonuses paid to the Chief Financial Officer and Chief Operating Officer should be consistent given their comparable roles in executing company strategies. The Committee believed that a lower target was appropriate for the company's General Counsel and Senior Vice President of Human Resources based on market data for officers performing comparable roles at peer group companies.

              AIP Design.    We designed our AIP to motivate management to achieve goals that affect both our short- and long-term financial performance, rather than achieving short-term financial results that may not be sustainable or that may encourage inappropriate risk-taking or non-ethical behaviors. Under our measurement system for the AIP:

  •
  80% of awards are based on a "Balanced Scorecard" comprised of a mix of cost and growth metrics (including EBITDA, adjusted operating free cash flow and patient volumes) and quantitative operating performance metrics; and

  •
  20% of awards are based on an "Initiative Scorecard" based on milestone or outcome performance metrics on critical operational initiatives.

              The Committee has adopted its approach to measuring performance under the AIP for the following reasons:

  •
  The Committee utilizes the Balanced Scorecard because it believes that strong operational performance drives long-term financial performance and success. In addition, the Committee believes that a mix of financial and operating goals will position us to benefit from the increased focus by governmental and private payers on "pay for quality" and "value-based" pricing and reimbursement models.

  •
  The Committee utilizes the Initiative Scorecard to emphasize the importance of the company's execution on critical operational initiatives that the Committee believes are important to our long-term performance.

              As previously noted, the Committee believes that the use of a mix of financial and operational performance goals mitigates against the risk that compensation plan participants might focus on short-term financial rewards at the expense of our long-term growth or otherwise engage in speculative or inappropriate risk taking behaviors. We believe our approach is critical to our long-term success given the importance of ethical and compliance-oriented behavior in our highly regulated industry.

              Calculation of Scorecard Performance.    Under both the Balanced Scorecard and the Initiative Scorecard, the aggregate target number of points is 100 and the maximum is 200. The Committee approves goals corresponding with threshold, target and maximum levels of performance for each metric. The following tables summarize the metrics used in the Balanced Scorecard (organized by categories, or "pillars") and the Initiative Scorecard to determine bonus awards:

2011 Balanced Scorecard Metrics (Weighted at 80% of AIP Awards)

Pillar	Target Points
Cost and Growth	60.00
Quality	25.00
Service	5.00
People	10.00

TOTAL:	100.00

2011 Initiative Scorecard Metrics (Weighted at 20% of AIP Awards)

Initiative	Target Points
Medical staff development	40.00
Health IT implementation	25.00
Medicare performance initiative	25.00
Regulatory compliance	10.00

TOTAL:	100.00

    Detailed Analysis of Balanced Scorecard Results

              In 2011, the corporate AIP participants achieved an aggregate Balanced Scorecard score of 78.4 out of 100.0 target level points based on the Committee's assessment of the company's and management's performance. The target and actual performance levels for each component of our Balanced Scorecard were as follows:

Pillar	Target Balanced Scorecard Points	Actual Balanced Scorecard Points Earned
Cost and Growth	60.00	35.27
Quality	25.00	30.46
Service	5.00	3.34
People	10.00	9.30

	100.00	78.37

              In the aggregate, the Committee believed that the performance targets established under the pillars represented aggressive goals given the company's historical performance. We describe the Committee's assessment of management's performance with respect to each pillar below:

              Cost and Growth (Financial) Metrics.    Performance relative to achievement of Cost and Growth metrics is weighted at 60% under the Balanced Scorecard. The higher weighting of this metric relative to other metrics reflects the Committee's desire to reward management performance that results in the company meeting or outperforming the financial targets set forth in the company's business plans and financial forecasts. The importance assigned to financial metrics is underscored by the overall requirement that the company achieve the target level adjusted EBITDA goal of $1.136 billion in order for any above-target bonus payouts to be earned under the AIP, notwithstanding the company's successful performance on the other non-financial metrics.

              In 2011 the Committee, after reviewing the company's business plan, set the performance goal levels relative to the adjusted EBITDA, adjusted operating free cash flow, total paying admissions and total paying outpatient visits metrics under the Cost and Growth pillar at the levels shown in the following table, which table also shows actual performance and points earned:

Metric	Threshold Level	Target Level	Maximum Level	Actual Performance	Target Balanced Scorecard Points	Actual Balanced Scorecard Points Earned
Adjusted EBITDA*	$1.022 billion	$1.136 billion	$1.249 billion	$1.080 billion	30.00	15.33
Adjusted operating free cash flow*	$(64.9 million)	$131.9 million	$328.7 million	$57.6 million	15.00	9.33
Total paying admissions	451,116	474,859	484,356	481,252	3.75	6.27
Total paying outpatient visits	3,582,177	3,770,713	3,846,127	3,625,765	3.75	0.87
Total commercial managed care admissions	Discussed below.				3.75	3.46
Total commercial managed care outpatient visits	Discussed below.				3.75	0.00

					60.00	35.27

*
For purposes of the AIP, the Committee reduced the actual performance amounts by $64 million in the case of adjusted EBITDA and $55 million in the case of adjusted operating free cash flow to exclude the effects of revenues related to the California supplemental Medi-Cal payments program which the company accrued in 2011, but which related to services the company performed in 2010. The Committee made corresponding reductions to the threshold, target and maximum goal levels for these metrics in setting these goals.

With respect to total commercial managed care admissions and total commercial managed care outpatient visits (metrics which the company and other healthcare sector companies do not report), the Committee determined that the company should be awarded 3.46 out of 7.50 total target level points, for above-threshold level performance in the case of total commercial managed care admissions, reflecting the Committee's recognition of the steps that management had taken, in the face of a challenging economic environment, to minimize declines in commercial managed care admissions and taking into account the aggressive performance targets the Committee had established for the company's management.

              Quality Metrics.    Performance relative to achievement of Quality metrics is weighted at 25% under the Balanced Scorecard. Quality metrics include the achievement of objectives relating to a broad range of internal operating measures, including the reduction of infection rates, serious reportable healthcare events and readmission rates and the increase in adherence to evidence-based medicine. The Committee believes that incentivizing management to focus on performance in these areas is important because these metrics ultimately improve the quality of the health care we provide our patients, reduce health care costs and enhance our competitive standing among other health care providers. In 2011, the Committee awarded the company 30.46 points, which represented performance above the target level established by the Committee of 25.0 points. In determining the amount of points awarded, the Committee considered the following specific achievements by the company in 2011:

  •
  The company's hospitals in the aggregate increased their performance with respect to their adherence to evidence-based medicine by 0.8% from 2010.

  •
  The company's performance on infection control improved by 17.0% from 2010.

  •
  36 of the company's hospitals reported no serious reportable healthcare events, representing an improvement of 38% over the prior year's results.

  •
  The company's hospitals in the aggregate increased their performance with respect to their adherence to outpatient evidence-based medicine by 1.8% from 2010.

  •
  The company's readmission rate improved (decreased) by 1.3% from 2010.

              Service Metrics.    Service metrics are weighted at 5% of the Balanced Scorecard and include HCAHPS inpatient satisfaction (based on the Hospital Consumer Assessment of Healthcare Providers and Systems survey) and physician satisfaction (based on an internal survey). The Committee believes that rewarding management for increasing patient and physician satisfaction enhances the ability of the company to attract patients and recruit and retain physicians. In 2011, the Committee awarded 3.34 out of the 5.0 target level points, representing performance above the threshold level for performance targets that the Committee considered to be aggressive relative to the company's historical performance on this metric. In making its determination, the Committee took into account the fact that the company's scores based on internal patient satisfaction surveys improved 0.4% over the prior year.

              People Metrics.    People metrics are weighted at 10% of the Balanced Scorecard. People metrics include achieving employee retention of one year and greater and minimizing employee first-year turnover. The Committee believes that focusing management on employee retention enhances the company's level of quality and service. In 2011, the Committee awarded 9.30 out of the 10.0 target level points, based on the company's achievement of significant improvements in first-year turnover rates, which improved (decreased) by 7.0% over prior year's results, and the steps the company had taken to achieve employee retention in the face of an improving job market in the health care sector.

    Detailed Analysis of Initiative Scorecard Results

              In 2011, the corporate AIP participants achieved an aggregate Initiative Scorecard score of 195.0 points, representing a performance significantly above the target level established by the Committee of 100.0 points. The initiatives under the Initiative Scorecard included medical staff development, health IT implementation, Medicare performance initiative (focused on improving the quality of our care delivery) and regulatory compliance.

              In determining the company's score under the Initiative Scorecard, the Committee noted the following achievements in 2011:

  •
  Medical staff development—the company employed or relocated 647 physicians to its hospitals, representing an increase of 143% from the prior year.

  •
  Health IT implementation—the company implemented upgraded IT systems at 19 of its hospitals and received an aggregate of approximately $55 million in Medicaid HIT incentives.

  •
  Medicare performance initiative—the company realized approximately $70 million in cost savings across the measured service lines.

  •
  Regulatory compliance—significant year-over-year improvement on internal audits of medical record coding and referral source arrangements, and on internal and external quality audits, as well as the achievement of an effective training program, of which 99.4% of our Board members, employees, physicians, and other constituents participated.

    Determination of 2011 Bonus Award Levels

              In the first quarter of each year, the Compensation Committee reviews individual hospital and aggregate company performance for the previous year and approves the levels at which AIP bonuses, if any, will be paid based on that performance. Bonus payout levels are expressed as a percentage of target award levels and are based on a correlation between potential Balanced Scorecard and Initiative Scorecard scores and payout levels determined by the Committee at the time that it set the AIP goals for that year. In the first quarter of 2011, the Committee determined that, for the Named Executive Officers, points earned under the Balanced Scorecard and Initiative

Scorecard would result in the payout levels shown below (with interpolation between levels of points earned):

	Percent of Target AIP Award Earned
Points Earned Under Applicable Scorecard	Balanced Scorecard	Initiative Scorecard	Total
0.0	0%	0%	0%
100.0	80%	20%	100%
200.0 and over	160%	40%	200%

              Based on this table, and after reviewing management's performance across the broad performance metrics outlined above, the Committee determined that the Named Executive Officers achieved:

  •
  a Balanced Scorecard score of 78.4 points, which corresponded with a bonus payout at 62.7% of target award levels;

  •
  an Initiative Scorecard score of 195.0 points, which corresponded with a bonus payout at 39.0% of target award levels; and

  •
  a total calculated AIP bonus payout amount under the two scorecards at 101.7% of target award levels.

However, the Committee opted to reduce the 2011 AIP bonus awards by 10.3% (to 91.4% of target levels) to underscore the importance of the company's current year financial performance with respect to other initiatives that are expected to contribute to future financial performance.

              The resulting AIP awards are shown, along with other amounts, in the Summary Compensation Table under Non-Equity Incentive Plan Compensation and separately under footnote 4 to this table.

    Long-Term Incentive Compensation

    General Objectives

              Our long-term incentive compensation programs are intended to align executives' interests with those of our shareholders by providing an incentive to enhance long-term shareholder value, and to encourage employment retention.

    Overall Design and Mix of Grant Types

              The following table summarizes the overall design and mix of award grant types approved by the Committee:

Form of Award	Percentage of Total Target Long- Term Incentive Award Value	Purpose	Performance Measured	Vesting Period
Performance-vested restricted stock units	37.5%	• Encourages retention • Focuses management on activities that increase long-term shareholder value consistent with financial forecasts	Adjusted EBITDA	Three years (1/3 in each year subject to satisfaction of adjusted EBITDA-based performance condition in year one)
Time-vested restricted stock units	37.5%	• Encourages retention • Fosters shareholder mentality among the executive team		Three years (1/3 in each year)
Performance cash	25.0%	• Ties executive compensation to our long-term, future financial performance • Provides liquidity to executive officers who are often precluded from selling shares	Free cash flow and ROIC (as such terms are defined below under "Additional Information Regarding Performance Cash Awards")	Three years (depending on the attainment of performance criteria in each measurement year)

    Performance-Based Equity Program

              The Committee awards at least 50% of equity grants (in terms of number of shares) to the Named Executive Officers in the form of performance-based equity awards. In 2011, these awards were made in the form of restricted stock units.

  •
  In 2011, the performance goal required the company to achieve adjusted EBITDA (as such term is used in our publicly released financial data) in 2011 of at least $1 billion, a goal which the company significantly outperformed by reporting 2011 adjusted EBITDA of $1.145 billion.

  •
  If the performance goal had not been achieved, none of the performance-based restricted stock units would have vested and the entire award would have been forfeited as of December 31, 2011. The performance-based restricted stock units vest in one-third increments on each of the first three anniversaries of the grant date based upon continued employment with the company.

  •
  The Committee established the performance goal at $1 billion of adjusted EBITDA to establish a minimum level of performance after taking into account uncertainties relating to the impact of healthcare reform, continued depressed conditions in the national economy and the fact that the $1 billion threshold exceeded the company's adjusted EBITDA in each of the years 2004 to 2009.

    Time-Based Equity Awards

              As in prior years, the portion of the equity awards granted to the Named Executive Officers that is not subject to the performance-based vesting criteria will vest in one-third increments on each of the first three anniversaries of the grant date. The Committee believed that offering a percentage of time-based equity awards was appropriate in order to balance the company's performance, retention, and ownership objectives.

    Additional Information Regarding Performance Cash Awards

              The performance cash awards vest and are paid following the end of a three-year performance period, subject to the attainment of certain performance criteria. Once the awards vest, payouts range from zero to 200% of the target awards, based on the company's performance during each individual year of the performance period with respect to the following metrics:

  •
  free cash flow (defined as cash provided by operating activities less cash used for investing activities, adjusted for the capitalization of leases and impairments as well as acquisitions, divestitures and certain other extraordinary or non-recurring items); and

  •
  ROIC (defined as income from continuing operations before interest expense divided by the sum of net debt and book shareholders' equity, subject to the same adjustments applicable to free cash flow).

The Committee selected the free cash flow metric in order to reward cash generation from all sources, including working capital improvements and sound portfolio decisions with respect to our assets. The Committee selected the ROIC metric because achieving a high return on capital is critical for our long-term success.

              With respect to each year of the three-year performance period, goals corresponding with threshold, target and maximum levels of performance are set for each metric. For purposes of determining the ultimate payout amount of an award, achievement of the applicable goals is weighted at 25% for each of 2011 and 2012, and at 50% for 2013. The Committee decided to base award payouts on performance measured separately for each measurement year, rather than performance measured over the entire three-year performance period, in order to provide continuous performance and retention incentives during the entire time the awards are outstanding. The Committee weighted 2013 at 50% because it believed that emphasizing attainment of the final year goals would drive long-term performance. With respect to each measurement year, achievement of each of the annual free cash flow and ROIC goals is weighted equally at 50%.

              The potential payout levels attributable to the company's performance with respect to each metric for each measurement year, expressed as a percentage of the total target award value, are as follows:

	Payout as a Percentage of Target Award
	Free Cash Flow			Return on Invested Capital (ROIC)

Performance Level	2011	2012	2013	2011	2012	2013	Total

Maximum	25%	25%	50%	25%	25%	50%	200%
Target	12.5%	12.5%	25%	12.5%	12.5%	25%	100%
Threshold	0%	0%	0%	0%	0%	0%	0%

              Achievement of performance levels is determined by reference to our financial statements. Interpolation is used to calculate payout levels for results between threshold and target or target and maximum performance levels. The Committee has discretion to adjust performance to account for the capitalization of leases and impairments and certain acquisitions and divestitures and other extraordinary and non-recurring items.

              In 2011, which is the first measurement year of the 2011 performance cash program, our actual free cash flow was $93 million and our actual ROIC was 12.3%. In the case of the free cash flow metric, our results exceeded the threshold goal level of $76 million but were less than the target goal level of $126 million. In the case of the ROIC metric, we did not achieve the threshold goal level of 13.1%.

              Like the 2011 performance cash program, payouts under the 2009 and 2010 performance cash programs are subject to the attainment of performance goals with respect to free cash flow and ROIC metrics, which are defined the same under all of the performance cash programs. However, the specific goal levels for each metric vary for each year, as discussed below. 2011 is the third and final measurement year of the 2009 performance cash program and the second measurement year of the 2010 performance cash program. Our 2011 actual performance is discussed above.

              With respect to the 2009 performance cash program, in which the targets were established at a time when our stock price was significantly depressed, in 2011 our actual free cash flow results exceeded the 2011 target goal level of negative $114 million but were less than the maximum goal level of $116 million. In the case of the ROIC metric, our results exceeded the 2011 maximum goal level of 11.2%.

              With respect to the 2010 performance cash program, in the case of the free cash flow metric, we did not achieve the 2011 threshold goal level of $128 million. In the case of the ROIC metric, we did not achieve the 2011 threshold goal level of 12.6%.

              Pursuant to SEC rules, the future payout amounts attributable to 2011 performance, if any, with respect to awards under the 2009, 2010 and 2011 performance cash programs are shown, along with other amounts, in the Summary Compensation Table under Non-Equity Incentive Plan Compensation and are separately shown under footnote 4 to this table. We will not pay amounts under 2010 or 2011 performance cash awards to any of the Named Executive Officers until after vesting occurs on December 31, 2012 in the case of 2010 awards and on December 31, 2013 in the case of 2011 awards, and only if such Named Executive Officer is employed with us on the applicable scheduled payout date following Committee certification of performance criteria achievement, subject to certain exceptions relating to retirement, a qualifying termination, death, disability or change of control.

    2011 Long-Term Incentive Award Values

              The Compensation Committee awarded the following long-term incentive awards to each of the Named Executive Officers in 2011:

Named Executive Officer	Total Target Long-Term Incentive Award Value	Number of Restricted Stock Units	Target Performance Cash Award Value
Trevor Fetter	$6,500,002	706,522	$1,625,000
Biggs Porter	$1,750,004	190,218	$437,500
Stephen Newman	$2,199,997	239,130	$550,000
Gary Ruff	$750,002	81,522	$187,500
Cathy Fraser	$500,001	54,348	$125,000

    Committee Rationale for Long-Term Incentive Compensation Grants

              The Committee considers several factors in determining the long-term incentive awards it grants to our Named Executive Officers, including:

  •
  individual performance (based on the Committee's subjective review);

  •
  market practice, taking into account peer company and survey data for each Named Executive Officer;

  •
  the Committee's assessment of other elements of compensation provided to the Named Executive Officers;

  •
  the annual percentage of market value that peer companies transfer to executives and other personnel (equity awards); and

  •
  the potential dilution to our shareholders (equity awards).

              The Committee also considers the recommendations of the Chief Executive Officer relative to the Named Executive Officers who report to him, including his assessment of the individual performance of those officers. Annual compensation determinations in individual cases may include positive or negative adjustments with respect to prior year compensation.

              Mr. Fetter.    The Committee considered several factors in determining the long-term incentive awards it granted to Mr. Fetter. Among other things, the Committee considered Mr. Fetter's individual performance, and took note of Mr. Fetter's strong leadership on critical company initiatives and the fact that the company's EBITDA and EBITDA margin has increased in each year since 2004. The Committee also evaluated Mr. Fetter's compensation against market practice, as described above under "Benchmarking Against Peer Companies." The Committee noted that Mr. Fetter is compensated at slightly below the median of the peer group. The Committee also took into account "tally sheets" calculating the amount of awards granted to Mr. Fetter in prior years.

              Other Named Executive Officers.    Mr. Fetter provided the Committee with his assessment of the performance of each of the Named Executive Officers. In making award grants, the Committee took into account each officer's individual performance and evaluated each officer's compensation against market practice. The Committee also took into account "tally sheets" calculating the amount of awards granted to each officer in prior years.

              General.    The differences in long-term compensation awarded to individual Named Executive Officers are primarily attributable to the different rates of compensation paid to these officers based on their different roles and functions and experience in their roles. For example, the compensation rates for our Chief Financial Officer and our Chief Operating Officer are higher than the compensation rates for our General Counsel and our Senior Vice President of Human Resources in light of how the market compensates executives in these respective roles.

    Committee Governance Policies Regarding Equity Grants

    Equity Grant Timing and Stock Option Exercise Prices

              Historically, we have made annual equity awards to the Named Executive Officers and other employees during the first quarter of the year in connection with annual executive compensation decisions. In accordance with the terms of our equity plans, the grant date of these awards is the date when the Compensation Committee approves the grant, which occurs at a meeting the date of which is generally scheduled more than one year in advance. We may periodically grant equity awards to newly hired employees, employees who have been promoted to executive officer positions, or for special recognition or retention. These grants may be outside of the annual grant process but also require Committee approval if the recipient is an executive or senior officer. In the case of grants made outside of the annual grant process cycle, the grant date is the last trading day of the month of hire or the approval of the promotion or retention award. The exercise price for all stock options is the NYSE closing price per share of our common stock on the date of grant or on the immediately preceding trading day if the date of grant is a non-trading day.

    Executive Officer Stock Ownership and Stock Retention Requirements

              Our Board of Directors has adopted stock ownership and stock retention requirements for our non-employee directors and all company officers with the title of Senior Vice President and above, to further align their personal interests with those of our shareholders. The ownership requirements must be met within five years from the date on which an individual becomes a director or senior officer. If, during or after such five-year period, a senior officer is promoted to a position that requires a higher stock ownership multiple than the position previously held, the senior officer will be granted an additional two-year period to meet the increased multiple.

              Each senior officer is required to own shares of our stock with a value equal to the following multiples of his or her base salary:

Executive Level	Market Value of Common Stock Owned as a Multiple of Base Salary
Chief Executive Officer	6x
Executive Vice President and others above Senior Vice President	2x
Senior Vice President	1x

              Shares currently counted toward the stock ownership requirements include: (i) shares of common stock held of record or in a brokerage account by the individual or his or her spouse; (ii) unvested restricted stock or restricted stock units; and (iii) stock units credited under deferred compensation plans. Outstanding stock options do not count toward satisfaction of the ownership requirements.

              If a director or senior officer does not meet the applicable ownership requirements, he or she must retain 100% of any "net shares" received upon the exercise of stock options and the vesting of restricted stock or restricted stock units until such time as the requirements are met. For this purpose, "net shares" means the number of shares received upon exercise of stock options or upon vesting of restricted stock or restricted stock units less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions.

              As of March 14, 2012, all Named Executive Officers were in compliance with the requirements. All senior officers are required to certify that they are in compliance with these guidelines prior to executing a sale of the company's common stock.

    Prohibition on Trading in Derivatives; No Margin Accounts

              Our insider trading policy prohibits any Named Executive Officer or any other officer or employee subject to its terms (approximately 70 people) from entering into short sales or derivative transactions to hedge their economic exposure to our stock. In addition, these officers and employees are prohibited from pledging our stock, including holding our stock in margin accounts.

    Perquisites

              Tenet owns one aircraft and holds a 12.5% undivided interest in a second aircraft through a fractional ownership program. We believe that the use of corporate aircraft provides for a more efficient use of our executives' time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed.

              Under our aircraft usage policy, our Chief Executive Officer and certain other employees of the company approved by him from time to time are eligible to use the company's aircraft for limited personal use. We believe this is a reasonable perquisite to offer to our senior executive officers so long as there is a business necessity of maintaining these aircraft. To the extent any travel on our aircraft results in imputed income to a Named Executive Officer, the company does not provide gross-up payments to cover the officer's personal income tax obligation due to such imputed income.

              Under our aircraft usage policy, Mr. Fetter must reimburse us for any personal use of the corporate aircraft above 75 hours per year. In 2011, Mr. Fetter's personal use of the corporate aircraft totaled 44 hours. The incremental cost of his use is disclosed in the Summary Compensation Table.

              We do not provide our Named Executive Officers with any other personal benefits.

    Executive Severance Plan

              In 2006, we adopted the Tenet Executive Severance Plan ("ESP"), which is applicable to our Named Executive Officers and certain other senior managers and officers of the company, including hospital chief executive officers. The terms of the ESP were approved by the

Compensation Committee after consultation with the Consultant at the time it was adopted, and no material amendments have been made since 2006.

              The ESP provides cash severance and other benefits that vary by position level, consistent with market practice. There are excise tax gross-up provisions that may apply in the event of a change of control of the company or in the event that amounts payable under the ESP are subject to additional taxes under Section 409A of the Internal Revenue Code. These gross-up provisions are designed to provide ESP participants with the benefits promised under the ESP had the tax not been applicable (i.e., to make participants whole).

              In August 2011, our Compensation Committee determined that any new or materially modified compensation plans for executive officers will not provide for any gross-ups of excise taxes upon a change of control.

              The ESP is intended to continue the company's practice of strengthening retention and recruitment by offering competitive compensation packages consistent with industry standards.

              Each of the Named Executive Officers participates in the ESP. The severance periods for the company's Named Executive Officers under the ESP were determined by the Committee based on (1) past company practice, (2) competitive data provided by the Consultant regarding the severance periods in place for executives of similar sized companies, and (3) the Committee's analysis of the future financial impact of various severance payout scenarios on each of these executives and on the company.

              Provisions in the ESP and related severance agreements regarding confidentiality, non-disparagement and non-solicitation as a condition of receipt of severance benefits under the ESP remain in effect for the period during which the severed executive is entitled to receive severance payments. There are no provisions regarding waiver of breach of any such agreements or provisions.

              A more detailed description of the ESP is contained in "Potential Payments Upon Termination or Change of Control" beginning on page 64.

    Supplemental Executive Retirement Plan

              The Supplemental Executive Retirement Plan ("SERP") provides our Named Executive Officers (and certain other officers) with retirement benefits in the form of lifetime annuity payments. The benefit amount is based on the executive's years of service and earnings.

              Our SERP has been in place since 1984. It is similar to the types of defined benefit retirement plans that other large companies maintain for their senior executives, especially among our hospital company peers. We continue this benefit because it enhances our ability to recruit and retain qualified executives without additional equity dilution. Additional information regarding benefit calculations and other terms of the SERP is provided in the narrative discussion following the Pension Benefits Table on page 60.

              Our Committee has adopted a policy precluding new participants in the SERP from receiving age and service credits for periods not worked, including for severance periods following a qualifying termination.

    Deferred Compensation Plans

              Our Named Executive Officers and other eligible management employees may defer under our 2006 DCP all or a portion of their compensation that would otherwise be paid during a given calendar year. We make employer matching contributions to the 2006 DCP for employee participants in an amount equal to 50% of participant supplemental deferrals not to exceed 3% of compensation. The purpose of our deferred compensation plans is to enable highly paid employees to defer the taxable receipt of a portion of their income until such time as the employee is more likely to be in a lower tax bracket, usually at retirement, and to provide these employees with the matching contribution they would have received under our 401(k) Plan if Internal Revenue Code limits did not apply.

              Each of the Named Executive Officers is eligible to participate in the 2006 DCP. Additional details regarding the deferred compensation plans are set out under "Deferred Compensation Plans" beginning on page 62.

    Employee Benefits

              Our Named Executive Officers participate in the company's broad-based programs generally available to all employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. Also, in connection with the SERP we provide additional life insurance and accidental death and dismemberment insurance in a coverage amount under each policy up to two times a Named Executive Officer's salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his or her expense. These benefits are consistent with providing a total pay program that is sufficiently competitive with our peer companies so as to attract and retain highly qualified personnel.

Tax Matters

              Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to any Named Executive Officer (other than the chief financial officer), but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee generally seeks to structure performance-based compensation, including performance awards and stock option grants, in a manner intended to satisfy these requirements.

              The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

EXECUTIVE COMPENSATION

Summary Compensation Table

              The following table summarizes the compensation in the years ended December 31, 2011, 2010 and 2009 for our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated other executive officers during 2011 (collectively, the "Named Executive Officers"). Additional information concerning our Named Executive Officers' compensation can be found in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 29.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Trevor Fetter	2011	1,081,000	-0-	4,875,002	-0-	2,671,061	1,926,414(7)	186,864	10,740,341
Chief Executive	2010	1,081,000	-0-	3,648,993	1,214,546	4,581,616	1,490,408	226,383	12,242,946
Officer and	2009	1,081,000	-0-	-0-	3,905,000	4,075,825	1,383,505	255,420	10,700,750
President(8)
Biggs C. Porter	2011	579,000	-0-	1,312,504	-0-	745,590	501,086	39,151	3,177,331
Former Chief	2010	576,904	-0-	982,419	326,992	1,132,994	384,612	29,595	3,433,516
Financial	2009	568,100	-0-	-0-	781,000	1,215,999	348,859	31,398	2,945,356
Officer(9)
Stephen L. Newman, M.D.	2011	735,000	-0-	1,649,997	-0-	1,027,201	1,403,608	26,582	4,842,388
Former Chief	2010	732,269	-0-	1,403,461	467,134	1,618,864	1,246,001	38,083	5,505,811
Operating	2009	720,800	-0-	-0-	1,207,000	1,644,119	1,153,230	39,211	4,764,360
Officer(10)
Gary Ruff	2011	400,000	-0-	562,502	-0-	315,079	497,033	13,132	1,787,746
Senior Vice	2010	388,462	-0-	370,510	123,322	354,663	272,456	14,819	1,524,232
President and	2009	340,000	-0-	-0-	284,000	424,440	225,557	14,175	1,288,172
General Counsel
Cathy Fraser	2011	400,000	-0-	375,001	-0-	312,423	153,214	13,928	1,254,566
Senior Vice	2010	388,904	-0-	280,694	93,428	459,742	109,066	15,656	1,347,490
President,	2009	342,300	-0-	-0-	284,000	489,507	90,176	16,518	1,222,501
Human Resources

(1)
Includes amounts deferred by the Named Executive Officers under the 2006 DCP. For further information, see the table and related discussion under "Nonqualified Deferred Compensation" beginning on page 62.

(2)
Values in this column represent the grant date fair value of performance-based restricted stock unit awards and time-vested restricted stock unit awards computed in accordance with FASB ASC Topic 718. With respect to the performance-based restricted stock units, the value shown reflects the target number of units which, because the awards provided for a single level of potential payout, is also the maximum number of units awarded. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant or on the immediately preceding trading day if the date of grant is a non-trading day.

(3)
Values in this column represent the grant date fair value of performance-based stock option awards and time-vested stock option awards computed in accordance with FASB ASC Topic 718. With respect to the performance-based stock options, the value shown reflects the target number of options which, because the awards provided for a single level of potential payout, is also the maximum number of options awarded. Assumptions used in the calculation of these amounts are included in Note 8 to our consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K and are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under "Critical Accounting Estimates—Accounting for Stock-Based Compensation" in the Form 10-K.

(4)
This column reflects cash awards under our AIP in the amounts set forth below. Pursuant to applicable regulations, this column also reflects the future payout amounts set forth below, which are deemed earned in the years shown with respect to performance cash awarded to the Named Executive Officers in 2009, 2010 and 2011 under our 2008 Stock Incentive Plan (in the form of cash-settled "Performance Awards"); however, we will not pay amounts under 2010 or 2011 awards to any of these executives until after vesting occurs on December 31, 2012 in the case of the 2010 awards and on December 31, 2013 in the case of the 2011 awards, and only if such executive is employed with us on the applicable scheduled payout date following Committee certification of performance criteria achievement, subject to certain exceptions relating to retirement, a qualifying termination, death, disability or change of control. Payout under the 2009 awards was made in 2012 following Committee certification of performance criteria achievement.

Name	Year	Annual Incentive Plan ($)	Performance Cash Awarded in 2008 ($)	Performance Cash Awarded in 2009 ($)	Performance Cash Awarded in 2010 ($)	Performance Cash Awarded in 2011 ($)	Total Non- Equity Incentive Plan Compensation ($)
Trevor Fetter	2011	1,383,248	—	1,218,750	-0-	69,063	2,671,061
	2010	1,576,963	1,792,848	625,000	586,806	—	4,581,616
	2009	2,513,325	937,500	625,000	—	—	4,075,825
Biggs Porter	2011	502,746	—	224,250	-0-	18,594	745,590
	2010	573,152	286,856	115,000	157,986	—	1,132,994
	2009	950,999	150,000	115,000	—	—	1,215,999
Stephen Newman	2011	638,201	—	365,265	-0-	23,375	1,027,201
	2010	727,577	478,093	187,500	225,694	—	1,618,864
	2009	1,206,619	250,000	187,500	—	—	1,644,119
Gary Ruff	2011	219,360	—	87,750	-0-	7,969	315,079
	2010	250,080	—	45,000	59,583	—	354,663
	2009	379,440	—	45,000	—	—	424,440
Cathy Fraser	2011	219,360	—	87,750	-0-	5,313	312,423
	2010	250,080	119,523	45,000	45,139	—	459,742
	2009	382,007	62,500	45,000	—	—	489,507
(5)
The amounts shown for each Named Executive Officer represent the change in the actuarial present value of accumulated benefits under our SERP. No Named Executive Officer received preferential or above-market earnings on deferred compensation.

(6)
Amounts shown in this column for 2011 include the following:

	Fetter	Porter	Newman	Ruff	Fraser
Premiums for long-term disability and survivor benefit life insurance under our SERP	$3,843	$4,128	$4,361	$3,167	$3,040
Matching contributions under our 401(k) Retirement Savings Plan	3,675	3,675	3,675	3,675	3,675
Matching contributions under our 2006 DCP	36,751	13,608	18,546	6,290	7,213
Personal use of company aircraft*	142,595	17,740	-0-	-0-	-0-
Total	$186,864	$39,151	$26,582	$13,132	$13,928

*
Amounts shown in this row represent the incremental costs associated with the personal use of our aircraft. Incremental costs include fuel costs, landing and parking fees, customs and handling charges, per hour accruals for maintenance service plans, passenger catering and ground transportation, crew travel expenses and other trip-related variable costs (including fees for contract crew members and the use of our fractional jet interest). Because our aircraft are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots' salaries, aircraft purchase or lease costs, fractional jet interest management fees, home-base hangar costs and certain maintenance fees.

(7)
Amount represents the change in the actuarial present value of Mr. Fetter's accumulated benefits during 2011 under the SERP. In addition to the effects of a one-year increase in age and service credit under the SERP, a significant portion of the increase shown for 2011 is attributable to an actuarially required decrease in the discount rate used in our computations from 5.5% for 2010 to 5.0% for 2011.

(8)
In addition to serving as Chief Executive Officer and President, Mr. Fetter began acting as interim Chief Financial Officer on March 30, 2012, following the resignation of Mr. Porter.

(9)
Mr. Porter resigned as Chief Financial Officer effective March 30, 2012.

(10)
Dr. Newman served as Chief Operating Officer from January 2007 until December 16, 2011. He was appointed Vice Chairman on that date and will serve in that position until his previously announced retirement in June 2012.

Grants of Plan-Based Awards During 2011

              The following table sets forth information concerning grants of equity and performance cash made in 2011 under our stock incentive plans and grants of cash that potentially could have been earned in 2011 under our AIP.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)(2)	Units (#)	Awards ($)(3)
Trevor Fetter	AIP		378,350	1,513,400	3,026,800
	PC		-0-	1,625,000	3,250,000
	RSU	2/23/11					353,261	2,437,501
	PRSU	2/23/11				353,261		2,437,501
Biggs Porter	AIP		137,513	550,050	1,100,100
	PC		-0-	437,500	875,000
	RSU	2/23/11					95,109	656,252
	PRSU	2/23/11				95,109		656,252
Stephen Newman	AIP		174,563	698,250	1,396,500
	PC		-0-	550,000	1,100,000
	RSU	2/23/11					119,565	824,999
	PRSU	2/23/11				119,565		824,999
Gary Ruff	AIP		60,000	240,000	480,000
	PC		-0-	187,500	375,000
	RSU	2/23/11					40,761	281,251
	PRSU	2/23/11				40,761		281,251
Cathy Fraser	AIP		60,000	240,000	480,000
	PC		-0-	125,000	250,000
	RSU	2/23/11					27,174	187,501
	PRSU	2/23/11				27,174		187,501

(1)
AIP Awards.    These are awards that our Named Executive Officers might have earned during 2011 under our AIP, dependent upon our 2011 performance. Awards actually earned are shown, along with other amounts, in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are shown separately in footnote 4 to such table.

Performance Cash Awards.    Awards designated "PC" reflect amounts that can be earned in connection with performance cash awards to our Named Executive Officers under our 2008 Stock Incentive Plan. The performance cash awards vest and are paid in cash following the end of a three-year performance period, subject to the attainment of certain performance criteria and, subject to certain exceptions relating to a qualifying termination, disability, death or change of control, the Named Executive Officer's continued employment with us until the applicable scheduled payout date following Committee certification of performance criteria achievement. A description of the awards appears under "Additional Information Regarding Performance Cash Awards" beginning on page 45. Pursuant to applicable regulations, amounts deemed earned in 2011 with respect to the performance cash awards are shown, along with other amounts, in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are shown separately in footnote 4 to such table.

  Restricted Stock Unit Awards.    Awards designated "RSU" reflect time-vested restricted stock unit awards under our 2008 Stock Incentive Plan. Each Named Executive Officer was granted restricted stock units on February 23, 2011 based on the NYSE closing price of $6.90 per share of our common stock. These awards vest ratably on each of the first three anniversaries of the grant date with certain exceptions relating to a qualifying termination, disability, death or change of control.

  Performance-Based Restricted Stock Unit Awards.    Awards designated "PRSU" reflect performance-based restricted stock unit awards under our 2008 Stock Incentive Plan. Each Named Executive Officer was granted performance-based restricted stock units on February 23, 2011 based on the NYSE closing price of $6.90 per share of our common stock. These awards were subject to the company's attainment of a specified one-year performance metric for the year ended December 31, 2011. If the performance metric were not met, the grants would be forfeited. If the performance metric were met, the grants would vest ratably on each of the first three anniversaries of the grant date. In February 2012, the Compensation Committee certified that the metric was achieved and thus the awards were not forfeited, but rather they vested and will continue to vest based on continued employment over the three-year vesting period, subject to certain exceptions relating to a qualifying termination, disability, death or change of control. A description of the performance-based restricted stock unit awards appears under "Performance-Based Equity Program" beginning on page 44.

(2)
The numbers shown reflect only the target numbers of performance-based restricted stock unit awards because the awards provided for a single level of potential payout.

(3)
We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant.

 Outstanding Equity Awards

              The following table sets forth information as of December 31, 2011 with respect to outstanding equity awards granted to each of the Named Executive Officers.

2011 Outstanding Equity Awards at Fiscal Year-end Table

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Trevor Fetter	11/7/02	450,000		27.95	11/7/12
	9/15/03	350,000		14.98	9/15/13
	3/4/04	469,333		12.02	3/4/14
	2/17/05	469,333		10.63	2/17/15
	2/22/06	731,697		7.93	2/22/16
	3/1/07	728,000		6.60	3/1/17
	3/6/08	1,667,000		4.94	3/6/18
	2/26/09	3,666,666	1,833,334	1.14	2/26/19
	2/25/10	70,043	140,086	5.03	2/25/20
	2/25/10	70,043(4)	140,086(4)	5.03	2/25/20
	2/25/10					241,816	1,240,516
	2/25/10					241,816(4)	1,240,516
	2/23/11					353,261	1,812,229
	2/23/11							353,261	1,812,229
Total values							$4,293,261		$1,812,229
Biggs Porter	6/5/06	144,583		7.76	6/5/16
	3/1/07	100,000		6.60	3/1/17
	3/6/08	270,000		4.94	3/6/18
	2/26/09	733,333	366,667	1.14	2/26/19
	2/25/10	18,857	37,716	5.03	2/25/20
	2/25/10	18,857(4)	37,716(4)	5.03	2/25/20
	2/25/10					65,104	333,984
	2/25/10					65,104(4)	333,984
	2/23/11					95,109	487,909
	2/23/11							95,109	487,909
Total values							$1,155,877		$487,909
Stephen Newman	3/3/04	66,666		12.01	3/3/14
	2/16/05	60,000		10.52	2/16/15
	2/22/06	55,000		7.93	2/22/16
	3/1/07	140,000		6.60	3/1/17
	3/6/08	450,000		4.94	3/6/18
	2/26/09	1,133,333	566,667	1.14	2/26/19
	2/25/10	26,939	53,880	5.03	2/25/20
	2/25/10	26,939(4)	53,880(4)	5.03	2/25/20
	2/25/10					93,006	477,121
	2/25/10					93,006(4)	477,121
	2/23/11					119,565	613,368
	2/23/11							119,565	613,368
Total values							$1,567,610		$613,368

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gary Ruff	3/3/04	13,333		12.01	3/3/14
	2/16/05	14,167		10.52	2/16/15
	2/22/06	8,571		7.93	2/22/16
	7/28/08	40,000		5.67	7/28/18
	2/26/09	266,666	133,334	1.14	2/26/19
	2/25/10	7,112	14,224	5.03	2/25/20
	2/25/10	7,112(4)	14,224(4)	5.03	2/25/20
	2/25/10					24,554	125,962
	2/25/10					24,554(4)	125,962
	2/23/11					40,761	209,104
	2/23/11							40,761	209,104
Total values							$461,028		$209,104
Cathy Fraser	9/29/06	20,000		8.14	9/29/16
	3/1/07	40,000		6.60	3/1/17
	3/6/08	110,000		4.94	3/6/18
	2/26/09	266,666	133,334	1.14	2/26/19
	2/25/10	5,388	10,776	5.03	2/25/20
	2/25/10	5,388(4)	10,776(4)	5.03	2/25/20
	2/25/10					18,602	95,428
	2/25/10					18,602(4)	95,428
	2/23/11					27,174	139,403
	2/23/11							27,174	139,403
Total values							$330,259		$139,403

(1)
Except as otherwise noted in the table, all awards vest ratably on each of the first three anniversaries of the grant date and, in the case of options, have a term of ten years.

(2)
Based on the NYSE closing price of $5.13 per share of our common stock on December 31, 2011.

(3)
Each Named Executive Officer was granted awards of performance-based restricted stock units on February 23, 2011. These awards were subject to the company's attainment of a specified one-year performance metric for the year ended December 31, 2011. If the performance metric were not met, the grants would be forfeited. If the performance metric were met, the grants would vest ratably on each of the first three anniversaries of the grant date. In February 2012, the Compensation Committee certified that the metric was achieved and thus the awards were not forfeited, but rather they vested and will continue to vest based on continued employment over the three-year vesting period subject to certain exceptions relating to a qualifying termination, disability, death or change of control. A description of the performance-based restricted stock units appears under "Performance-Based Equity Program" beginning on page 44. The numbers shown reflect the target numbers of performance-based restricted stock units because the awards provided for a single level of potential payout.

(4)
The award shown represents performance-based stock options or restricted stock units, as applicable, that are no longer subject to performance-based conditions because the conditions have been satisfied. These awards now vest ratably on each of the first three anniversaries of the grant date.

Option Exercises and Stock Vested

              The following table sets forth information concerning restricted stock units that vested to each of the Named Executive Officers during 2011, including the value they realized on such vesting. The values shown do not represent proceeds actually received by the Named Executive Officers, as shares were withheld to cover applicable taxes. None of the Named Executive Officers exercised any options during 2011.

2011 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Trevor Fetter	382,814	2,722,005
Biggs Porter	89,771	637,394
Stephen Newman	133,840	950,741
Gary Ruff	29,586	209,727
Cathy Fraser	26,934	191,340

(1)
The value realized on vesting has been computed by multiplying the number of shares of common stock by the market value of such shares on the vesting date. These amounts represent gain realized on prior-year equity compensation and are not considered 2011 compensation.

 Pension Benefits

              The following table sets forth information as of December 31, 2011 with respect to our SERP, which provides for payments or other benefits in connection with the retirement of the Named Executive Officers.

2011 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Trevor Fetter	SERP	16	8,999,410	-0-
Biggs Porter	SERP	5	1,681,525	-0-
Stephen Newman	SERP	12	6,204,619	-0-
Gary Ruff	SERP	10	1,144,954	-0-
Cathy Fraser	SERP	5	470,510	-0-

(1)
None of the Named Executive Officers has been credited with years of service in excess of his or her actual years of service with the company.

(2)
Computed as of December 31, 2011, the same pension plan measurement date used for financial statement reporting purposes with respect to our consolidated financial statements for the year ended December 31, 2011, which are included in our Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(3)
Determined using the benefit formula, age and service credits, and final average earnings as of December 31, 2011, using: (i) the assumption that retirement age is age 62, which is the earliest age at which a participant under the SERP may retire or terminate employment without a reduction in benefits; (ii) actuarial tables used in calculating life expectancies; and (iii) a discount rate of 5.0%.

    Supplemental Executive Retirement Plan

              The SERP provides our Named Executive Officers (and certain other executives, collectively referred to as "participants") with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following the attainment of age 65, subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. At retirement, the monthly benefit paid to a participant will be a product of four factors: (i) the participant's highest average monthly earnings (base salary and annual cash bonus under our AIP) for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service with the company up to a maximum of 20 years provided that during the first five years of participation in the SERP partial credit will be given for years of service performed prior to the participant's enrollment in the SERP; (iii) a vesting factor; and (iv) a percentage factor, not to exceed 2.7% offset for other retirement benefits such as our 401(k) Plan, our deferred compensation plans and Social Security.

              A participant in the SERP qualifies for early retirement if, at the time of retirement or termination of employment, the participant meets one of the following requirements, as elected by the participant at the time of enrollment: (i) age 55 with 10 years of service; or (ii) age 62. The monthly SERP benefit is reduced in the event of a participant's early retirement or termination of employment prior to age 62 by 3.0% for each year early retirement or termination occurs before age 62, subject to a maximum reduction of 21%. Monthly SERP benefits are further reduced by an additional 3% each year if benefits begin to be paid prior to age 62 as a result of early retirement. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62. Of our Named Executive Officers, only Dr. Newman is presently eligible for early retirement under the SERP.

              In the event of a change of control, participants will be deemed fully vested in their SERP benefits without regard to their actual years of service, and their SERP benefits will be calculated based on all of their years of service with the company (i.e., the partial credit for service prior to enrollment in the SERP will not apply) and no early retirement or payment reduction will apply. In addition, participants who were employed by the company on April 1, 1994 will be credited with three additional years of service (with the total years of service not to exceed 20) for purposes of calculating their SERP benefits and such benefits will be calculated based on current base salary and annual cash bonus under our AIP (rather than the highest 60-month average). SERP benefits payable in the event of a termination of employment within two years of a change of control event described in Section 409A of the Internal Revenue Code will commence on the first day of the month following the participant's termination of employment, subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. Otherwise any SERP benefits payable following a change of control will be paid at normal retirement or early retirement as described above.

              The SERP contains "golden parachute excise tax cap" terms which provide that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant upon a termination of employment and are contingent upon a change of control in accordance with the rules set forth in Section 280G of the Internal Revenue Code when added to (y) the present value of all other payments that are payable to a participant and are contingent upon a change of control, exceed an amount equal to 299 percent of the participant's "base amount" as that term is defined in Section 280G of the Internal Revenue Code and provide for the reduction of benefits payable under the SERP to achieve that result. The Compensation Committee has adopted a policy (1) that any new or materially modified compensation plans for executive officers will not provide for any gross-ups of excise taxes upon a change of control and (2) eliminating the SERP's golden parachute excise tax cap for new SERP participants who are not entitled to an excise tax gross-up benefit.

              None of our Named Executive Officers has received credited service under the SERP for years not worked, and no newly hired employees may receive any such extra years of credited service. However, the ESP, which was adopted during 2006, would provide each Named Executive Officer with the accrual of age and service credit under the SERP during his or her "severance period." The Committee has adopted a policy eliminating these accruals during the severance period for new SERP participants.

              During their employment, SERP participants are provided a life insurance and accidental death benefit for the designated beneficiary of each participant and a disability insurance policy for the benefit of each participant.

 Nonqualified Deferred Compensation

              The following table sets forth information as of December 31, 2011 with respect to our deferred compensation plans.

2011 Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(3)	Registrant Contributions in Last Fiscal Year ($)(4)	Aggregate Earnings in Last Fiscal Year ($)(5)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(6)
Trevor Fetter	2006 DCP(1)	73,502	36,571	41,122	-0-	1,007,189
	2001 DCP(2)	-0-	-0-	2,488	-0-	154,880
Biggs Porter	2006 DCP(1)	27,216	13,608	10,922	-0-	278,476
Stephen Newman	2006 DCP(1)	37,093	18,546	18	-0-	202,213
Gary Ruff	2006 DCP(1)	57,587	6,290	1,031	-0-	196,850
Cathy Fraser	2006 DCP(1)	14,426	7,213	30	-0-	84,239

(1)
Represents amounts with respect to our 2006 DCP.

(2)
Represents amounts with respect to our 2001 DCP (as defined below).

(3)
Included in the amounts represented in the Summary Compensation Table as "Salary" and "Non-Equity Incentive Plan Compensation."

(4)
Included in the amounts represented in the Summary Compensation Table as "All Other Compensation."

(5)
These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(6)
The fiscal year-end balance reported for the 2006 DCP includes the following amounts that were previously reported in the Summary Compensation Table as compensation for years 2006 through 2010: Mr. Fetter, $693,994; Mr. Porter, $210,549; Dr. Newman, $146,359; Mr. Ruff, $105,383; and Ms. Fraser, $49,372. The fiscal year-end balance reported for the 2001 DCP includes $842 for Mr. Fetter that was previously reported in the Summary Compensation Table as compensation for years 2006 through 2010. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

    Deferred Compensation Plans

              We maintain two deferred compensation plans: (i) the First Amended and Restated Tenet 2006 Deferred Compensation Plan ("2006 DCP"); and (ii) the Eighth Amended and Restated Tenet 2001 Deferred Compensation Plan ("2001 DCP"). No additional elective deferrals or employer contributions may be made to the 2001 DCP.

              The 2006 DCP was adopted in order to comply with the requirements of Section 409A of the Internal Revenue Code. Deferrals elected with respect to amounts otherwise payable in calendar years beginning before January 1, 2005 are subject to the terms of the 2001 DCP. Deferrals elected with respect to amounts otherwise payable in calendar years beginning on and after January 1, 2005 are subject to the terms of the 2006 DCP. All of our Named Executive Officers and non-employee directors are eligible to participate in the 2006 DCP.

              Directors and eligible employees (together, "participants") are permitted to elect up to six types of elective deferral contributions ("Deferral Contributions") to the 2006 DCP:

                  (i)           basic compensation deferrals of up to 75% of compensation (base salary and certain other cash compensation, but excluding bonuses) for employees and 100% of compensation (retainers, meeting fees and committee fees) for non-employee directors;

                  (ii)          bonus deferrals of up to 100% of bonus under the AIP for employees (97% if a supplemental bonus deferral is made as described below);

                  (iii)         supplemental compensation deferrals of 3% of compensation when the employee reaches certain statutory limits on contributions under our 401(k) Plan;

                  (iv)         supplemental bonus deferrals of 3% of bonus under the AIP;

                  (v)          discretionary compensation deferrals, in a specified dollar or percentage amount of compensation, if authorized by the administrator of the 2006 DCP; and

                  (vi)         restricted stock unit deferrals, of up to 100% of the restricted stock units awarded under our stock incentive plans, if authorized by the administrator of the 2006 DCP.

              We will make an employer matching contribution to the 2006 DCP equal to 50% of an employee's supplemental compensation deferrals and/or supplemental bonus deferrals. In addition, we may elect to make a discretionary contribution to the 2006 DCP with respect to any participant. We did not elect to make any discretionary contributions to the 2006 DCP for 2011. All elective deferrals and employer contributions made to the 2006 DCP are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant.

              Amounts deferred into the 2006 DCP are subject to the rules of the 2006 DCP. Amounts deferred into the 2001 DCP are subject to the rules of the 2001 DCP. The following general statements regarding distributions are subject to the specific provisions of these plans. Amounts deferred under the 2006 DCP or 2001 DCP will generally be distributed, as directed by the participant, upon either termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency, in which case participation in the 2006 DCP will be suspended. Distributions may be made in cash or in shares of our common stock, depending upon the participant's investment elections, as described below. Distributions may be made in the form of a lump sum payment or annual installments over a one to 15 year period, as elected by the participant. Any amounts that are payable from the 2006 DCP upon a termination of employment are subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. Under certain circumstances, a participant may elect to receive an immediate lump sum distribution under the 2001 DCP subject to a 10% forfeiture, a 13-month delay or the occurrence of a change of control, as defined in the 2001 DCP.

              Participants may request, on a daily basis, that any of the following investment crediting rates be applied to amounts credited to their 2001 DCP and 2006 DCP accounts: (i) an annual rate of interest equal to 120% of the applicable federal long-term (10-year) interest rate (which generated an annual return for 2011 of 4.46%); (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Amounts that are deemed to be invested in stock units may not be transferred out of stock units and will be paid in shares of our common stock.

Potential Payments Upon Termination or Change of Control

              The information below describes and quantifies certain compensation that would be paid under existing plans and arrangements if a Named Executive Officer's employment had terminated on December 31, 2011, given his or her compensation and service levels as of that date and, as applicable, based on the NYSE closing price of $5.13 per share of our common stock on that date. These benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay. A Named Executive Officer's benefits under our deferred compensation plans will generally be distributed in connection with his or her termination of employment or the occurrence of a specified date. Benefits under the SERP are generally paid on early or normal retirement.

              Due to the number of factors that affect the nature and amount of any benefits paid upon the occurrence of any of the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing of the event, the company's stock price and the executive's age.

    Death, Disability and Retirement

              Upon the death of a Named Executive Officer, his or her survivors would receive payments from our insurance carriers under life insurance and accidental death and dismemberment policies provided in connection with the SERP. We provide coverage under each policy in an amount up to two times a Named Executive Officer's salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his or her expense. As of December 31, 2011, the survivors of the Named Executive Officers would receive the following lump sum cash payments: Fetter, $1,600,000; Porter, $3,917,000; Newman, $2,335,000; Ruff, $3,201,000; and Fraser, $3,201,000. In addition, under the SERP, the surviving spouse of a deceased Named Executive Officer would receive monthly payments equal to 50% of the retirement benefits that would have been payable to the executive.

              Upon total and permanent disability, a Named Executive Officer would receive a cash payment from our insurance carrier, payable on a monthly basis until the executive reaches age 65, not to exceed $25,000 per month.

              Pursuant to the terms of the award agreements under the 2008 Stock Incentive Plan, if a Named Executive Officer dies, becomes totally and permanently disabled or, in the case of stock options only, retires, unvested options and restricted stock units will vest in full. If the options or restricted stock units are subject to performance criteria, however, then vesting is subject to the satisfaction of such performance criteria, and, if termination occurs prior to the end of the performance period, the awards will be subject to pro-rata vesting if and when the performance criteria are satisfied, based on the period of time employed during the performance period. Pursuant to the terms of the 2001 Stock Incentive Plan, if a Named Executive Officer retires or becomes totally and permanently disabled, unvested options and restricted stock units will continue to vest and become exercisable in accordance with their terms. If the Named Executive Officer dies during employment, unvested options and restricted stock units will become fully vested.

              With respect to performance cash awards, if a Named Executive Officer terminates employment due to disability or death, the Named Executive Officer will be entitled to a payout of any earned amounts for all years during the performance period that have been completed at the time of termination and a prorated payout of any earned amounts for any year that has not been completed at the time of termination.

              The table set forth below reflects the estimated aggregate amount of payments and other benefits each Named Executive Officer would receive upon termination of employment due to death, disability or retirement assuming that terminations occurred as of December 31, 2011.

Name	Termination Scenario	SERP Benefit ($)(1)	Performance Cash Awards ($)	Accelerated Equity Awards ($)(2)	Total ($)
Trevor Fetter	Death	5,330,110	655,869	13,448,503	19,352,641
	Disability	7,283,549	655,869	13,448,503	21,464,372
	Retirement	-0-	-0-	7,343,020	7,343,020
Biggs Porter	Death	203,552	176,580	3,114,330	3,487,491
	Disability	1,358,531	176,580	3,114,330	4,657,721
	Retirement	-0-	-0-	1,470,544	1,470,544
Stephen Newman	Death	3,026,591	249,069	4,452,756	7,622,553
	Disability	5,023,888	249,069	4,452,756	9,768,234
	Retirement	6,226,357	-0-	2,271,777	8,550,832
Gary Ruff	Death	1,289,541	67,552	1,204,973	2,544,801
	Disability	1,470,112	67,552	1,204,973	2,737,282
	Retirement	-0-	-0-	534,847	534,847
Cathy Fraser	Death	107,848	50,452	1,003,813	1,165,673
	Disability	381,501	50,452	1,003,813	1,438,799
	Retirement	-0-	-0-	534,158	534,158

(1)
Represents the present value of the benefit payable under the SERP in each of the named scenarios based on each Named Executive Officer's years of service to the company as of the date of death, disability or retirement and using the executive's highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period. Further, in the case of death and disability, the prior service credit percentage described under "Supplemental Executive Retirement Plan" on page 60 is 100%, the reduction for early commencement of death benefits is limited to 21% and disability benefits continue to accrue vesting credit until the executive attains normal retirement age. These amounts differ from the SERP benefit amounts shown in the Pension Benefits Table on page 60 because they reflect the SERP payment provisions under each scenario rather than the unreduced commencement of benefits at age 62.

(2)
Unvested performance-based restricted stock unit awards are reported as vesting at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected are based on the NYSE closing price of $5.13 per share of our common stock on December 31, 2011 with respect to restricted stock units.

    Non-Cause Termination/No Change of Control

              Each of the Named Executive Officers participates in the ESP and is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a "non-cause" termination), outside the context of a change of control of the company:

  •
  Severance pay (base salary plus target bonus) during the "severance period" which is three years for Mr. Fetter, 2 1/2 years for Mr. Porter and Dr. Newman, and 1 1/2 years for Mr. Ruff and Ms. Fraser;

  •
  Pro-rata bonus earned under the Annual Incentive Plan;

  •
  Continued coverage during the severance period under medical, dental, vision, life and long-term care benefit programs; provided that the executive continues to pay his or her portion of the cost of such coverages as in effect upon termination;

  •
  Outplacement services equal to $25,000;

  •
  Pursuant to the terms of the ESP, the Named Executive Officers will forfeit any non-vested outstanding equity awards at termination to the extent the underlying equity award agreements do not otherwise provide for acceleration of vesting. Time-vested restricted stock unit awards granted in 2010 and 2011 vest upon a non-cause termination. Likewise, subject to satisfaction of the performance criteria, performance-based restricted stock unit awards and performance-based stock options granted in 2010 and 2011, as applicable, vest upon a non-cause termination; and

  •
  Age and service credit under the SERP during the severance period.

              Payment of severance pay under the ESP will begin to be paid to the Named Executive Officer on a bi-weekly basis at termination to the extent it does not exceed the "409A Exempt Amount," which is the lesser of: (1) two times the executive's annual compensation for the taxable year before the year in which the separation of service occurs; or (2) two times the compensation limit set for tax-qualified retirement plans under Internal Revenue Code Section 401(a)(17) ($490,000 for 2011). Any amounts in excess of the 409A Exempt Amount will be subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. Upon the expiration of the six-month period, any severance pay in excess of the 409A Exempt Amount that would otherwise have been paid to the Named Executive Officer during such six-month period will be paid in a lump sum and the remaining severance pay will be paid on a bi-weekly basis for the remainder of the severance period.

              A Named Executive Officer who incurs a qualifying termination under the ESP will incur a termination of employment for purposes of our 401(k) Plan, 2001 DCP and 2006 DCP, and will be entitled to payment of any benefits under the terms of these plans. If the Named Executive Officer participates in our SERP and his or her SERP benefits become payable during the severance period, the amount of severance pay payable to the executive under the ESP will be reduced by the amount of SERP benefits payable during the severance period, provided that the SERP benefits will be subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. At the end of the severance period, the Named Executive Officer's SERP benefits will be adjusted to reflect the additional age and service credit provided under the ESP during the severance period. The Named Executive Officer's severance pay will not be considered in calculating his final average earnings under the SERP. Health and welfare benefits payable under the ESP will be reduced to the extent that the Named Executive Officer receives comparable benefits through other employment during the severance period.

              As a condition of receiving any severance benefits under the ESP, a Named Executive Officer will be required to execute a severance agreement and general release that will contain restrictive covenants regarding confidentiality, non-solicitation of former employees and other terms deemed customary or appropriate by the company depending on the circumstances of the termination.

              A Named Executive Officer will vest and be entitled to payment of any time-vested restricted stock units granted in 2010 and 2011 upon a non-cause termination. With respect to performance cash awards and performance-based restricted stock units granted in 2010 and 2011, upon a non-cause termination, a Named Executive Officer will be entitled to a payout of (i.e., vested in) any earned amounts for all years during the performance period that have been completed at the time of termination and a pro-rated payout of any earned amounts for any year that has not been completed at the time of termination. Payout of performance cash awards will be made following the end of the entire scheduled performance period and payout of performance-based restricted stock units will be made at termination. Performance-based stock options granted in 2010 will become fully vested upon a non-cause termination and the Named Executive Officer may exercise performance-based stock options until the earlier of 90 days from termination or the last day of the option term.

              The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A of the Internal Revenue Code) each Named Executive Officer would receive upon a non-cause termination unrelated to any change of control assuming that terminations occurred as of December 31, 2011.

Name	Cash Severance ($)	Health and Welfare Benefits ($)(1)	Outplace- ment Services ($)	Additional SERP Benefit ($)(2)	Performance Cash Awards ($)	Accelerated Equity Awards ($)(3)	Excise Tax Reimburse- ments ($)	Total ($)
Trevor Fetter	7,783,200	39,951	25,000	1,908,120	655,869	13,448,503	Not a benefit.	23,860,643
Biggs Porter	2,822,625	32,667	25,000	1,792,401	176,580	3,114,330	Not a benefit.	7,963,603
Stephen Newman	3,583,125	24,370	25,000	408,621	249,069	4,452,756	Not a benefit.	8,742,941
Gary Ruff	960,000	19,975	25,000	283,979	67,552	1,204,973	Not a benefit.	2,561,479
Cathy Fraser	960,000	20,350	25,000	33,416	50,452	1,003,813	Not a benefit.	2,093,031

(1)
Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. "Incremental cost" is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(2)
Represents the present value of the additional benefit payable under the SERP which is attributable to the additional age and service credits that the Named Executive Officers accrue during their applicable severance periods; however, the additional SERP benefit attributable to such age and service credits does not begin to be paid until the end of the severance period. The additional SERP benefit amounts do not include an amount of SERP benefits equal to that which would be payable in the event of retirement as shown in the Death, Disability and Retirement table on page 65; however, those benefits would also be payable by reason of a non-cause termination unrelated to a change of control of the company.

(3)
Unvested performance-based restricted stock unit awards are reported as vesting at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected are based on the NYSE closing price of $5.13 per share of our common stock on December 31, 2011 with respect to restricted stock units. In addition, with respect to Messrs. Fetter and Porter and Dr. Newman, who formerly participated in the Tenet Executive Severance Protection Plan, the accelerated equity awards include amounts under our stock incentive plans that have not vested pursuant to their terms but which under the terms of the ESP accelerate and become vested upon a non-cause termination as of December 31, 2011.

    Non-Cause Termination/Change of Control

              Each of the Named Executive Officers participates in the ESP and is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a "non-cause" termination), during the period beginning six months prior to a change of control and ending 24 months following the occurrence of a change in control (the "protection period"):

  •
  The same benefits to which the executive would be entitled with respect to a non-cause termination outside the context of a change of control, provided that the "severance period" is three years for Messrs. Fetter and Porter and Dr. Newman and two years for Mr. Ruff and Ms. Fraser. If the termination occurs within the six months prior to a change of control that results from the liquidation or dissolution of the company, however, then the severance period applicable to non-cause terminations outside the context of a change of control will apply;

  •
  Equity awards under our stock incentive plans that have not vested and are not assumed or exchanged for substitute equity by the successor to the company will accelerate and become vested upon a change of control irrespective of whether the Named Executive Officer terminates employment. Equity awards under our stock incentive plans that have not vested and are assumed or substituted by the successor to the company will accelerate and become vested upon a non-cause termination in connection with a change of control; and

  •
  A tax-gross up for any golden parachute excise tax if such excise tax reduces, on an after-tax basis, the value of the benefits payable to the executive under the ESP by more than 10%.

              In the case of a non-cause termination that occurs during the six months preceding either a change of control described in Section 409A of the Internal Revenue Code or a change of control that is not described in Section 409A of the Internal Revenue Code, severance pay will be paid in the same manner as a termination that is not related to a change in control (i.e., bi-weekly with amounts in excess of the 409A Exempt Amount being subject to the six month delay). In the case of a non-cause termination that occurs within two years following a change of control described in Section 409A of the Internal Revenue Code, payment of severance pay under the ESP will be made to the Named Executive Officer in a lump sum at termination to the extent it does not exceed the 409A Exempt Amount and the remainder of such severance pay will be paid in a lump sum six months following termination as required by Section 409A of the Internal Revenue Code. In the case of a non-cause termination that occurs during the two years following a change of control that is not described in Section 409A of the Internal Revenue Code, payment of severance pay under the ESP will be made to the Named Executive Officer in a lump sum at termination to the extent it does not exceed the 409A Exempt Amount and the remainder of such severance pay will be paid in the same manner as a termination that is not related to a change in control (i.e., bi-weekly subject to the six months delay required by Section 409A of the Internal Revenue Code). Any six-month delay will cease to apply in the event of the death of the Named Executive Officer.

              Under the applicable award agreements, time-vested restricted stock unit awards granted in 2010 and 2011 that are assumed by a successor upon a change of control will vest if a non-cause termination occurs during the protection period and will be paid out upon termination. In the event the successor does not assume such awards, they will fully vest and be paid out upon the change of control.

              Under the applicable award agreements, performance cash awards that are assumed by a successor upon a change of control will be paid out at target levels with respect to the 2009 performance awards and at earned levels for the 2010 and 2011 performance awards following the end of the entire scheduled performance period if a non-cause termination occurs. In the event of a change of control of the company without termination of employment, performance cash awards will be paid out (a) in the case of awards not assumed by the successor, at target levels following the end of the entire scheduled performance period and (b) in the case of awards assumed by the successor, in accordance with the payout terms of the awards.

              Under the applicable award agreements, performance-based restricted stock units granted in 2010 and 2011 that are not assumed by a successor upon a change of control will vest and be settled at the time of vesting. In the event the successor assumes such performance-based restricted stock units and the Named Executive Officer incurs a termination without cause during the protection period, such restricted stock units will vest provided the applicable performance criteria are met (with pro rata vesting if the termination occurs during the performance period).

              Under the applicable award agreements, stock options granted under our 2008 Stock Incentive Plan that are in the money (i.e., the exercise price is less than the fair market value of the shares) and are not assumed by a successor will vest and be exercisable for the reminder of their term. If the successor assumes such stock options and the Named Executive Officer incurs a termination without cause during the protection period, such stock options will vest and such options will be exercisable until the earlier of 24 months following the executive's termination or the normal option expiration date.

              The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A of the Internal Revenue Code) each Named Executive Officer would receive upon a non-cause termination related to any change of control assuming that terminations occurred as of December 31, 2011.

Name	Cash Severance ($)	Health and Welfare Benefits ($)(1)	Outplace- ment Services ($)	Additional SERP Benefit ($)(2)	Performance Cash Awards ($)(3)	Accelerated Equity Awards ($)(4)	ESP Cutback for Excise Tax Avoidance ($)(5)	Excise Tax Reimburse- ments ($)	Total ($)
Trevor Fetter	7,783,200	39,951	25,000	892,457	3,250,000	13,448,503	-0-	-0-	25,439,111
Biggs Porter	3,387,150	39,201	25,000	250,230	875,000	3,114,330	-0-	-0-	7,690,911
Stephen Newman	4,299,750	29,244	25,000	-0-	1,175,000	4,452,756	(375,738)	-0-	9,606,012
Gary Ruff	1,280,000	26,634	25,000	-0-	352,500	1,204,973	-0-	572,040	3,461,147
Cathy Fraser	1,280,000	27,134	25,000	100,428	250,000	1,003,813	-0-	-0-	2,686,375

(1)
Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. "Incremental cost" is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(2)
Represents the present value of the additional benefit payable under the SERP in the event of a non-cause termination related to a change of control of the company, the amount of which has been capped pursuant to the terms of the SERP to minimize exposure to any golden parachute excise tax. The additional SERP benefit amounts do not include an amount of SERP benefits equal to that which would be payable in the event of retirement as shown in the Death, Disability and Retirement table on page 65; however, those benefits would also be payable by reason of a termination related to a change of control of the company. The additional SERP benefit amounts before application of the SERP golden parachute excise tax cap provisions would include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods, and would be based on: (i) the deemed full vesting of the Named Executive Officers in their SERP benefits without regard to their actual years of service; (ii) with respect to all of the Named Executive Officers except Mr. Ruff, all of their years of service to the company and using the executive's highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period; (iii) with respect to Mr. Ruff, because he was employed with the company on April 1, 1994, all of his years of service to the company plus three additional years (up to a maximum of 20) and using his current base salary and annual cash bonus under our AIP; and (iv) the immediate commencement of SERP benefits without any reduction in benefits for early commencement.

In the event of a change of control of the company without termination of employment, the additional retirement benefits payable under the SERP to the Named Executive Officers would be as follows: Mr. Fetter, $14,286,378; Mr. Porter, $1,681,525; Dr. Newman, $6,384,984; Mr. Ruff, $3,373,153 and Ms. Fraser, $744,912. These amounts have been calculated as described above in this footnote, but without the accrual of additional age and service credits during the severance period. These amounts differ from the additional SERP benefits payable by reason of a termination following a change of control because in a non-termination scenario (i) the golden parachute excise tax cap provisions of the SERP are not applicable and (ii) benefits under the SERP do not commence until retirement. These amounts do not include those benefits shown in the Pension Benefits table on page 60 and those benefits would also be payable upon retirement.

Present value calculations use the assumptions discussed in footnote 3 to the Pension Benefits Table.

(3)
Performance cash awards are reported at target levels; however, as described above, performance cash awarded in 2010 and 2011 will be paid out at earned levels if a non-cause termination occurs.

(4)
Performance-based restricted stock unit awards are reported at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected have been calculated using the NYSE closing price of $5.13 per share of our common stock on December 31, 2011 with respect to restricted stock units.

(5)
Represents a reduction in otherwise payable ESP benefits in an amount sufficient to avoid an application of the golden parachute excise tax that would not meet the ESP's 10% threshold requirement for the excise tax reimbursement described above, i.e., benefits are reduced for those executives where application of the golden parachute excise tax would not reduce the executive's ESP benefits on an after-tax basis by more than 10%.

              A "change of control" under our deferred compensation plans, ESP, SERP and stock incentive plans will have occurred if: (i) any one person, or more than one person acting as a group, acquires more than 50% of the total fair market value or voting power of our stock (including stock held prior to such acquisition); (ii) any one person, or more than one person acting as a group, acquires during a 12-month period ending on the date of the most recent acquisition by such person or persons, 35% or more of the total voting power of our stock (not considering stock owned by such person or group prior to such 12-month period); (iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board prior to such election; (iv) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) 40% or more of our total assets; or (v) there occurs a liquidation or dissolution of the company that is approved by a majority of the company's shareholders. This definition of change of control complies with Section 409A of the Internal Revenue Code except for item (v) (i.e., items (i), (ii), (iii) and (iv) are described in Section 409A of the Internal Revenue Code).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

              We currently grant stock options, as well as restricted stock units, under our 2008 Stock Incentive Plan. All options were granted with an exercise price equal to the NYSE closing price per share of our common stock on the date of grant. Options normally are exercisable at the rate of one-third per year beginning one year from the date of grant and generally expire 10 years from the date of grant. Most of our restricted stock unit grants vest over a three-year period.

              The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2011.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	33,993,572	$6.26	24,070,537(1)
Equity compensation plans not approved by security holders(2)	251,657	—(3)	-0-
Total	34,245,229		24,070,537

(1)
Includes 2,651,815 shares remaining for issuance pursuant to the Ninth Amended and Restated 1995 Employee Stock Purchase Plan and 21,418,722 shares remaining for issuance under the 2008 Stock Incentive Plan. All shares available under the 2008 Stock Incentive Plan may be used for option-based and all other awards authorized under the 2008 Stock Incentive Plan. As approved by our shareholders, option-based awards and stock appreciation rights continue to reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted stock units, reduce the number of shares available by 1.2 shares for each share subject to such awards. On February 29, 2012, 7,575,800 of the 21,418,722 shares were awarded through our annual equity compensation grant process, leaving 13,842,922 shares available for grant under the 2008 Stock Incentive Plan. The 7,575,800 shares awarded consisted of 1,760,000 stock options, which reduced the available shares on a one-to-one basis, and 4,846,500 restricted stock units which reduced the available shares by 1.2 shares for each unit awarded.

(2)
Consists of deferred compensation invested in 251,657 stock units under our deferred compensation plans payable in common stock. The potential future dilutive effect of our deferred compensation plans due to future investment of deferrals into stock units cannot be estimated. A description of the material features of our deferred compensation plans is contained in "Deferred Compensation Plans" beginning on page 62.

(3)
No exercise price is applicable to the stock units under our deferred compensation plans.

SECURITIES OWNERSHIP

Securities Ownership of Management

              The table below indicates the shares, options and other securities beneficially owned by our directors, each of our Named Executive Officers and our directors and executive officers as a group, as of March 14, 2012. As of March 14, 2012, no director or executive officer owned any shares of our 7.00% Mandatory Convertible Preferred Stock. No director or executive officer has pledged any shares of our common stock.

	Shares Beneficially Owned(1)
Name	Shares of Common Stock(2)	Options Exercisable on or Before May 13, 2012	Percent of Class as of March 14, 2012
John Ellis Bush	275,726(3)	-0-	*
Trevor Fetter	1,889,233(4)	10,645,535	3.0%
Cathy Fraser	105,340	591,552	*
Brenda J. Gaines	237,738(5)	-0-	*
Karen M. Garrison	205,273(6)	-0-	*
Edward A. Kangas	242,918(7)	54,867	*
Floyd D. Loop, M.D.	211,299(8)	36,867	*
Stephen L. Newman, M.D.	514,051	2,579,424	*
Richard R. Pettingill	306,772(9)	49,904	*
Biggs C. Porter	491,569(10)	1,690,013	*
Ronald A. Rittenmeyer	149,698(11)	-0-	*
Gary Ruff	95,590	504,519	*
James A. Unruh	217,219(12)	41,139	*
Executive officers and directors as a group (14 persons)	5,085,413	16,193,820	5.0%

*
Less than 1%.

(1)
Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)
As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner's deferred compensation invested in stock units at his or her election under the terms of one or both of our deferred compensation plans. These units are settled in shares of our common stock upon termination of service. In addition, as noted below, the totals in this column for each non-employee director include restricted stock units granted under the terms of our stock incentive plans. These restricted stock units are settled in shares of our common stock upon termination of service in the case of restricted stock units awarded prior to May 2008 and within 60 days of the earlier of the third anniversary of the date of grant and termination of service, in the case of awards beginning in May 2008 (unless deferred under the Special RSU Deferral Plan).

(3)
Includes 18,756 stock units representing the value of Mr. Bush's deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 145,835 restricted stock units granted under our stock incentive plans.

(4)
Includes 10,200 shares held by Mr. Fetter's spouse and 18,798 stock units representing the value of Mr. Fetter's deferred compensation invested in stock units at his election under the terms of our deferred compensation plans.

(5)
Includes 10,000 shares held in trust and 161,815 restricted stock units granted under our stock incentive plans.

(6)
Includes 161,815 restricted stock units granted under our stock incentive plans.

(7)
Includes 151,460 restricted stock units granted under our stock incentive plans.

(8)
Includes 18,231 stock units representing the value of Dr. Loop's deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 151,460 restricted stock units granted under our stock incentive plans.

(9)
Includes 62,985 stock units representing the value of Mr. Pettingill's deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 151,460 restricted stock units granted under our stock incentive plans.

(10)
Includes 25,000 shares held in trust.

(11)
Includes 69,698 restricted stock units granted under our stock incentive plans.

(12)
Includes 1,256 stock units representing the value of Mr. Unruh's deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 151,460 restricted stock units granted under our stock incentive plans.

Securities Ownership of Certain Shareholders

              Based on reports filed with the SEC, each of the following entities owns more than 5% of our outstanding common stock. We know of no other entity or person that beneficially owns more than 5% of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class as of September 7, 2011
FMR LLC 82 Devonshire Street Boston, MA 02109	40,425,730(1)	9.172%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	30,574,641(2)	7.00%
Harris Associates L.P. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790	28,511,200(3)	6.60%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	28,170,815(4)	6.48%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	27,674,892(5)	6.37%
Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153	22,405,900(6)	5.46%

(1)
Based on a Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC, on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2011. Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR LLC and a registered investment advisor to various investment companies, is described as the beneficial owner of 40,140,719 of the shares indicated above, or 9.107% as of December 31, 2011. The number of shares owned by the investment companies and indicated above includes 6,410,255 shares of common stock resulting from the assumed conversion of 45,000 shares of our 7.00% Mandatory Convertible Preferred Stock at a rate of 142.4501 shares of common stock for each share of preferred stock. The group collectively reported sole voting power with respect to 285,011 of the shares indicated above and sole investment power with respect to all of the shares indicated above. Edward C. Johnson 3d, through his control of Fidelity, has sole voting power with regard to 139,767 of the shares indicated above and sole investment power with regard to 40,280,486 of the shares indicated above.

(2)
Based on a Schedule 13G/A filed with the SEC on February 6, 2012 by Franklin Mutual Advisers, LLC ("Franklin"), on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2011. Franklin reported sole voting and investment power with respect to all of the shares indicated above.

(3)
Based on a Schedule 13G filed with the SEC by Harris Associates L.P. ("Harris") on February 14, 2012, along with its general partner Harris Associates, Inc. ("HAI"), as of

  December 30, 2011. Harris and HAI reported sole voting and investment power with respect to all of the shares indicated above.

(4)
Based on a Schedule 13G/A filed with the SEC on February 9, 2012 by The Vanguard Group, Inc. ("Vanguard"), on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2011. The group reported sole voting power with respect to 592,789 of the shares indicated above, sole investment power with respect to 27,578,026 of the shares indicated above and shared investment power with respect to 592,789 of the shares indicated above.

(5)
Based on a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc. ("BlackRock"), on behalf of itself and its named subsidiaries and affiliates, as of December 30, 2011. The group reported sole voting and investment power with respect to all of the shares indicated above.

(6)
Based on a Schedule 13G filed with the SEC on March 23, 2012 by Glenview Capital Management, LLC and Lawrence M. Robbins, as of March 22, 2012. The group reported shared voting and investment power with respect to all of the shares indicated above.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

              We are asking shareholders to vote on an advisory resolution to approve the company's executive compensation as reported in this Proxy Statement. As described in the "Compensation Discussion and Analysis" section of this Proxy Statement beginning on page 29, we have designed our executive compensation program to align the interests of our Named Executive Officers with shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term performance goals.

              We urge you to read the "Compensation Discussion and Analysis," which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 52 through 71, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" are effective in achieving the goals of our executive compensation program and that the compensation of our Named Executive Officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

              In accordance with Section 14A of the Exchange Act, adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking shareholders to vote in favor of the following advisory resolution at the Annual Meeting:

                  "RESOLVED, that the company's shareholders approve, on an advisory basis, the compensation of the Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the company's 2012 Annual Meeting of Shareholders."

              This resolution, commonly referred to as a "say-on-pay" resolution, will be considered to have been approved by shareholders on an advisory basis if the votes cast for approval exceed the votes cast against approval. This advisory resolution is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless marked to the contrary, proxies will be voted FOR the approval of the advisory resolution on the company's executive compensation.

              The Board recommends that shareholders vote "FOR" the approval of the advisory resolution to approve executive compensation.

PROPOSAL 3—RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

              The Audit Committee of the Board has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2012. Deloitte & Touche LLP is familiar with our operations, and the Audit Committee is satisfied with Deloitte & Touche LLP's reputation in the auditing field, its personnel, its professional qualifications and its independence. Deloitte & Touche LLP served as our independent registered public accountants for the year ended December 31, 2011.

              Deloitte & Touche LLP representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

              We are submitting the selection of the independent registered public accountants for shareholder ratification as a matter of good corporate governance. Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the company and its shareholders. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

              The Board recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

PROPOSAL 4—RE-APPROVAL OF ANNUAL INCENTIVE PLAN AND THE PERFORMANCE GOALS THEREUNDER

              We are asking shareholders to re-approve our Annual Incentive Plan (as amended from time to time, the "AIP"), including the performance goals thereunder, in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code (the "Code") for the deductibility of performance-based awards or bonuses ("Awards") paid to our Named Executive Officers. Section 162(m) generally disallows a tax deduction for compensation in excess of $1,000,000 paid to any Named Executive Officer (other than the Chief Financial Officer) ("Covered Employees"), with exceptions for "qualified performance based compensation"—compensation paid under a shareholder approved incentive plan upon the attainment of goals determined by a committee consisting of two or more independent directors. In order to allow for awards under the AIP to qualify as tax-deductible performance-based compensation under Section 162(m), our shareholders must approve the material terms of the performance goals under the AIP, however, there can be no guarantee that amounts payable under the AIP will qualify as tax-deductible performance-based compensation under Section 162(m). The AIP was last approved by our shareholders at our May 10, 2007 annual meeting. In order to maintain qualification of the AIP under Section 162(m), our shareholders must re-approve the material terms of the performance goals under the plan every five years.

Section 162(m) of the Code

              The Board believes that it is in the best interests of the company and its shareholders to continue to provide for an annual incentive plan under which compensation awards made to the company's executive officers are eligible to qualify for deductibility by the company for federal income tax purposes. Accordingly, the AIP is designed to permit the grant of awards that are intended to qualify as "performance-based compensation" not subject to Section 162(m)'s $1,000,000 deductibility cap, however, there can be no guarantee that amounts payable under the AIP will be treated as qualified "performance-based compensation" under Section 162(m). In general, under Section 162(m), in order for the company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the company's chief executive officer or any of the company's three other most highly compensated executive officers (other than the company's chief financial officer), such compensation must qualify as "performance-based." One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the company's shareholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the Awards that may be granted under the AIP, each of these aspects is discussed below, and, as noted above, shareholders are being asked under this proposal to approve each of these aspects of the AIP for purposes of the approval requirements of Section 162(m).

              The operation of the AIP, and the current method for Awards that may be paid out under the AIP, are described in detail under "Performance-Based Annual Bonus," beginning on page 37.

              The primary features of the AIP are summarized below, as amended and restated. The summary is qualified by, and subject to, the provisions of the AIP, a copy of which is attached as Appendix A, and should be referred to for a complete statement of the terms of the AIP. Capitalized terms used in the summary below and not defined in this proposal are defined in the AIP document.

Administration

              The AIP is administered by the Compensation Committee, the members of which consist of "outside directors" for purposes of Section 162(m) of the Code. The Compensation Committee has the discretion to interpret the terms of the AIP and the Awards and its determination will be final, conclusive and binding on persons who have an interest in the AIP or any Award.

Participation

              All our employees at the management level of hospital director and above, comprising approximately 1,900 employees, are eligible to participate in the AIP. The Compensation Committee determines who will participate in the AIP and which participants will be treated as Covered Employees for purposes of Section 162(m) of the Code.

Determination of Awards

              Each year the Compensation Committee establishes one or more Performance Criteria (see below), sets the annual Performance Goal(s) with respect to such Performance Criteria for the company, a Business Unit or an individual, establishes the weighting to be given to the Performance Criteria and Performance Goal(s) and designates whether an Award will be a Section 162(m) Award (i.e., treated as qualified performance-based compensation under Section 162(m) of the Code).

              The Performance Criteria for Section 162(m) Awards are limited to the following performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Compensation Committee to exclude the before-tax or after-tax effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the Performance Criteria for the relevant Award:

                  (1) Basic or diluted earnings per share of common stock, which may be calculated (A) as income calculated in accordance with (4) below, divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and shares equivalents of common stock, in the case of diluted earnings per share, or (B) using such other method as may be specified by the Compensation Committee;

                  (2) Cash flow, which may be calculated or measured in any manner specified by the Compensation Committee;

                  (3) Economic value added, which is after-tax operating profit less the annual total cost of capital;

                  (4) Income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which may be calculated or measured (A) before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or (B) using such other method as may be specified by the Compensation Committee;

                  (5) Quality of service and/or patient care which may be measured by (A) the extent to which the company achieves pre-set quality objectives including, without limitation, patient,

    physician and/or employee satisfaction objectives, or (B) such other method as may be specified by the Compensation Committee;

                  (6) Business performance or return measures (including, but not limited to, market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Compensation Committee;

                  (7) The price of the company's common stock or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Compensation Committee; or

                  (8) Any of the above Performance Criteria, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of companies deemed by the Compensation Committee to be comparable to the company.

              Awards that are not Section 162(m) Awards may be based not only on the foregoing Performance Criteria, but also on any other criteria related to performance selected by the Compensation Committee. To the extent permitted by Section 162(m) of the Code, the Compensation Committee may adjust the performance criteria with respect to Awards to reflect the impact of material changes not anticipated at the time that Performance Goals were set, based solely on objective criteria. Awards that are intended to qualify as Section 162(m) Awards may only be paid if the applicable Performance Criteria are met and may be adjusted only downward. All determinations regarding the achievement of Performance Goals, and the determination of which Awards are intended to qualify as Section 162(m) Awards, are made by the Compensation Committee.

Amount Available for Awards

              The Compensation Committee will determine the amount available for payment of Awards in any year or any other measurement period. The aggregate maximum amount that may be paid to a participant during any fiscal year with respect to all Awards under the AIP is $10,000,000.

Distribution of Awards

              Awards under the AIP for a particular year or other measurement period are paid in cash during the year following the end of the measurement period.

Termination of Employment

              Generally, a participant must be actively employed by the company on the date the amount payable with respect to his/her Award is determined by the Compensation Committee (the "Determination Date") in order to be entitled to payment of any Award for that year or other measurement period. A participant who incurs a non-cause termination (i.e., his or her employment is terminated by the company without cause or by the participant for good reason) prior to the Determination Date may receive a pro rata payment of any earned Award, as determined by the Compensation Committee in accordance with the terms of the AIP.

Clawback

              In the event of a material restatement of our financial statements as a result of fraud or misconduct of our Named Executive Officers, our Board of Directors may seek reimbursement of any Award paid after May 10, 2007 where a lower Award would have been paid to the officer based on the restated financial results. The AIP also permits us to seek reimbursement of any Award paid to a Named Executive Officer if the Board determines that the officer's fraud or misconduct caused substantial harm to the company even in the absence of a subsequent restatement of the company's financial statements.

Amendment and Termination

              The Compensation Committee may at any time amend, suspend or discontinue the AIP, in whole or in part. The Compensation Committee may at any time alter or amend any or all Award documents under the AIP to the extent permitted by law. Shareholder approval may be required by Internal Revenue Code Section 162(m) for actions that affect Section 162(m) Awards.

Federal Income Tax Consequences

              Awards under the AIP are taxable to the recipient when paid. As described above, we generally intend for Awards under the AIP to constitute qualified performance-based compensation under Section 162(m) of the Code so that they are fully deductible by the company when paid. Section 162(m) generally allows the company to obtain tax deductions without limit for performance-based compensation. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the AIP will be fully deductible under all circumstances.

New Plan Benefits

              Future benefits under the AIP are not currently determinable. For informational purposes, the table below sets forth the awards payable for the year ended December 31, 2011 under the AIP to each of the Named Executive Officers, the executive officers as a group ("Executive Group"), all current directors who are not executive officers as a group ("Non-Executive Director Group"), and all employees, including all current officers who are not executive officers, as a group ("Non-Executive Officer Employee Group").

Name and Position	Dollar Value
Trevor Fetter, CEO and President	$1,383,248
Biggs Porter, CFO	$502,746
Stephen Newman, Former Chief Operating Officer	$638,201
Gary Ruff, Senior Vice President and General Counsel	$219,360
Cathy Fraser, Senior Vice President of Human Resources	$219,360
Executive Group	$2,962,915
Non-Executive Director Group(1)	-0-
Non-Executive Officer Employee Group	$37,289,279

(1)
Non-employee directors are not eligible to participate in the AIP.

Shareholder Approval

              The AIP, including the performance goals thereunder, will be approved by our shareholders if the votes cast in favor of approval exceed the votes cast opposing approval. Broker non-votes and abstentions will not change the number of votes cast for or against the proposal. Unless marked to the contrary, proxies will be voted FOR the approval of the AIP.

              The Board recommends that shareholders vote FOR the re-approval of the First Amended Tenet Healthcare Corporation Annual Incentive Plan and the performance goals thereunder.

OTHER INFORMATION

Date for Receipt of Shareholder Proposals

              Shareholder Proposals Submitted Pursuant to SEC Rule 14a-8 for Inclusion in Next Year's Proxy Statement.    To be considered for inclusion in next year's proxy statement, shareholder proposals submitted in accordance with the SEC's Rule 14a-8 must be received at our principal executive offices no later than the close of business (5:00 p.m. Central Time) on November 30, 2012. Proposals should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Our Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. We will determine whether or not to include any proposals in the proxy statement in accordance with applicable law, including SEC regulations.

              Other Shareholder Business for Presentation at Next Year's Annual Meeting.    Our bylaws require that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting (other than proposals submitted pursuant to the SEC's Rule 14a-8) must give us written notice between January 10, 2013 and February 9, 2013, unless the 2013 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2012 annual meeting, in which case notice must be received not later than the close of business on the tenth day following the day on which we make a public announcement of the date of the annual meeting. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com (follow the Investors, Corporate Governance links), and any applicable law. Any such business should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Any proposal or nomination that is not timely received by our Corporate Secretary or otherwise does not meet the requirements set forth in our bylaws will not be considered at the next annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, during 2011 all persons subject to these reporting requirements have filed the required reports on a timely basis under Section 16. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

Annual Report on Form 10-K

              We will provide to shareholders by mail, without charge, a copy of our Annual Report on Form 10-K. To request a copy of the Annual Report on Form 10-K, you should write to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Appendix A

FIRST AMENDED TENET HEALTHCARE CORPORATION
ANNUAL INCENTIVE PLAN

(As Amended and Restated Effective December 31, 2008)

1.           Purpose

    The purpose of the Tenet Healthcare Corporation Annual Incentive Plan is to provide an incentive to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of a selected Employee's compensation on the performance of such Employee, the Company and/or a Business Unit.

2.           Definitions

    (a)
    "Award" means any annual incentive award, payable in cash, made under the Plan, which award may be based on (1) the change (measured as a percentage or an amount) in or of any one Performance Criterion or two or more Performance Criteria from one measurement period to another, (2) the difference (measured as a percentage or an amount) between (A) a specified target or budget amount of any one Performance Criterion or two or more Performance Criteria and (B) the actual amount of that Performance Criterion or two or more Performance Criteria, during any measurement period, (3) the extent to which a specified target or budget amount for any one Performance Criterion or two or more Performance Criteria is met or exceeded during any measurement period, or (4) any other award, including a discretionary award, that may be paid from time to time under the Plan.

    (b)
    "Award Schedule" means the Award Schedule established pursuant to Section 5.

    (c)
    "Board" means the Board of Directors of the Company.

    (d)
    "Business Unit" means any existing or future facility, region, division, group, subsidiary or other unit within the Company.

    (e)
    "Cause" means a Participant's:

    (1)
    Dishonesty;

    (2)
    Fraud;

    (3)
    Willful misconduct;

    (4)
    Breach of fiduciary duty;

    (5)
    Conflict of interest;

    (6)
    Commission of a felony;

    (7)
    Material failure or refusal to perform his job duties in accordance with Company policies;

      (8)
      Material violation of Company policy that causes harm to the Company or an Affiliate: or

      (9)
      Other wrongful conduct of a similar nature and degree.

        A failure to meet or achieve business objectives, as defined by the Company, will not be considered Cause so long as the Participant has devoted his best efforts and attention to the achievement of those objectives.

        A Participant will not be deemed to have been terminated for Cause unless and until there has been delivered to the Participant written notice that the Participant has engaged in conduct constituting Cause. The determination of Cause will be made by the Chief Executive Officer of the Company (or an individual acting in such capacity or possessing such authority on an interim basis). A Participant who receives written notice that he has engaged in conduct constituting Cause will be given the opportunity to be heard (either in person or in writing as mutually agreed to by the Participant and the Chief Executive Officer of the Company (or an individual acting in such capacity or possessing such authority on an interim basis)) for the purpose of considering whether Cause exists. If it is determined either at or following such hearing that Cause exists, the Participant will be notified in writing of such determination within five (5) business days. If the Participant disagrees with such determination, the Participant may file a claim contesting such determination pursuant to the Tenet Open Door Policy and Fair Treatment Process within thirty (30) days after his receipt of such written determination finding that Cause exists.

    (f)
    "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute and the regulations promulgated thereunder, as it or they may be amended from time to time.

    (g)
    "Code Section 162(m) Award" means an Award intended to satisfy the requirements of Code Section 162(m) and designated as such in an Award Agreement.

    (h)
    "Committee" means the Compensation Committee of the Board.

    (i)
    "Company" means Tenet Healthcare Corporation, a Nevada corporation.

    (j)
    "Covered Employee" means a "covered employee" within the meaning of Code Section 162(m)(3) or a person designated as a Covered Employee by the Committee.

    (k)
    "Employee" means any executive officer or other employee of the Company, or of any of its Business Units.

    (l)
    "Good Reason" means:

    (1)
    A material diminution in the Participant's job authority, responsibilities, or duties;

    (2)
    A material diminution of the Participant's base salary;

      (3)
      An involuntary and material change in the geographic location of the workplace at which the Participant must perform services; or

      (4)
      Any other action or inaction that constitutes a material breach by the Employer (or a successor) of the agreement under which the Participant provides services.

        In the case of (2) above, such reduction will not constitute "Good Reason" if it results from a general across-the-board reduction for executives at a similar job level within the Employer.

        If the Participant believes that an event constituting Good Reason has occurred, the Participant must notify the Senior Vice President of Human Resources of that belief within ninety (90) days of the occurrence of the Good Reason event, which notice will set forth the basis for that belief. The Company will have thirty (30) days after receipt of such notice (the "Determination Period") in which to either rectify such event, determine that an event constituting Good Reason does not exist, or determine that an event constituting Good Reason exists. If the Company does not take any of such actions within the Determination Period, the Participant may terminate his employment with the Company for Good Reason immediately at the end of the Determination Period by giving written notice to the Company within ninety (90) days after the end of the Determination Period, which termination will be deemed an involuntary termination effective on the date such notice is received by the Company, provided that such date constitutes the Participant's "separation from service" within the meaning of section 409A of the Code. If the Company determines that Good Reason does not exist, then (A) the Participant will not be entitled to rely on or assert such event as constituting Good Reason, and (B) the Participant may file a claim pursuant to the Tenet Open Door Policy and Fair Treatment Process within thirty (30) days after the Participant's receipt or written notice of the Company's determination.

    (m)
    "PAC" means the Pension Administration Committee of the Company.

    (n)
    "Participant" means any Employee selected to receive an Award pursuant to the Plan for any Year or other measurement period.

    (o)
    "Performance Criterion" and "Performance Criteria" means any one or more of the following performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Committee to exclude the before-tax or after-tax effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the Performance Criterion or Performance Criteria for the related Award:

    (1)
    Code Section 162(m) Awards.    For Code Section 162(m) Awards, any of the following criteria, as determined by the Committee:

      (A)
      Basic or diluted earnings per share of common stock, which may be calculated (i) as income calculated in accordance with Section 2(o)(1)(D), divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share, or (ii) using such other method as may be specified by the Committee;

          (B)
          Cash flow, which may be calculated or measured in any manner specified by the Committee;

          (C)
          Economic value added, which is after-tax operating profit less the annual total cost of capital;

          (D)
          Income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which and may be calculated or measured (i) before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or (ii) using such other method as may be specified by the Committee;

          (E)
          Quality of service and/or patient care, which may be measured by (i) the extent to which the Company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives, or (ii) such other method as may be specified by the Committee;

          (F)
          Business performance or return measures (including, but not limited to, market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;

          (G)
          The price of the Company's common or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee; or

          (H)
          Any of the above Performance Criteria, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of companies deemed by the Committee to be comparable to the Company.

      (2)
      Non-Code Section 162(m) Awards.    Except for Code Section 162(m) Awards, any other criteria related to performance, including the performance of one or more of the Business Units, individual performance or any other category of performance selected by the Committee.

    (p)
    "Performance Goals" means the performance objectives with respect to one Performance Criterion or two or more Performance Criteria established by the Committee for the Company, a Business Unit or an individual for the purpose of determining whether, and the extent to which, payments will be made for that Year or other measurement period with respect to an Award under the Plan.

    (q)
    "Plan" means the Tenet Healthcare Corporation Annual Incentive Plan as set forth herein, as it has been or may be amended and/or restated from time to time.

    (r)
    "Scheduled Payment Date" means the Year after the Year in which a measurement period (including a measurement period that coincides with a Year) ends with respect to which a Participant has met the applicable (1) Performance Criterion or Performance Criteria and/or (2) Performance Goals entitling such Participant to receive an Award under this Plan.

    (s)
    "Target Award" means the amount, which may be expressed as a dollar amount or as a percentage of a Participant's salary, payable to a Participant when actual performance with respect to any one Performance Criterion or any two or more Performance Criteria equals the Performance Goals for that Performance Criterion or those Performance Criteria established by the Committee.

    (t)
    "Year" means the Company's fiscal year.

3.           Administration

    (a)
    Appointment of Committee.    The Plan shall be administered by the Committee, which will consist of two or more persons (1) who satisfy the requirement of a "nonemployee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and (2) who satisfy the requirements of an "outside director" for purposes of Code Section 162(m). The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not any Awards are the same or such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criterion, Performance Criteria, Performance Goals, the weightings thereof, and Target Awards. Whenever the Plan refers to a determination being made by the Committee, it shall be deemed to mean a determination by the Committee in its sole discretion. Without limiting the generality of the foregoing, the Committee may establish a Target Award for any Participant based on any one Performance Criterion or any two or more Performance Criteria.

    (b)
    Code Section 162(m) Compliance.    It is the intent of the Company that this Plan and Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m), including the administration requirement of Code Section 162(m)(4)(C), so that the Company's tax deduction for remuneration in respect of Code Section 162(m) Awards for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code section. If any provision of this Plan would otherwise frustrate or conflict with the intent expressed in this Section, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees with respect to whom such conflict exists.

        Nothing herein shall be interpreted so as to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.

    (c)
    Discretion of Committee.    The Committee shall have the discretion, subject to the limitations described herein, including in Section 4 below relating to Code 162(m) Awards, to, among other actions, (1) determine the Plan Participants; (2) determine who will be treated as a Covered Employee and designate whether an Award will be a Code Section 162(m) Award; (3) determine the measurement period; (4) determine Performance Criterion, Performance Criteria, Performance Goals and Target Awards for each Year or other measurement period; (5) determine how Performance Criteria or Performance Criteria will be calculated and/or adjusted; (6) establish an Award Schedule; (7) establish performance thresholds for the payment of any Awards; (8) determine whether and to what extent the Performance Goals have been met or exceeded; (9) pay discretionary Awards, including awards from an exceptional performance fund, as may be appropriate in order to assure the proper motivation and retention of personnel and attainment of business goals; (10) make adjustments to Performance Goals and thresholds; and (11) determine the total amount of funds available for payment of Awards with respect to each Year or other measurement period.

    (d)
    Authority of Committee.    Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, make all other determinations necessary or advisable for the administration of the Plan and correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems desirable to carry the Plan into effect. Any action taken or determination made by the Committee shall be conclusive and binding on all parties. In the event of any conflict between an Award Schedule and the Plan, the terms of the Plan shall govern.

4.           Code Section 162(m) Awards

    (a)
    Conditions of Code Section 162(m) Awards.    A Participant who is or may be a Covered Employee may receive a Code Section 162(m) Award and/or an Award that is not a Code Section 162(m) Award. Notwithstanding anything elsewhere in the Plan to the contrary, as and to the extent required by Code Section 162(m), the grant of a Code Section 162(m) Award to a Participant must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to each Covered Employee and must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of such goals. All determinations made by the Committee pursuant to Section 3 above related to a Code Section 162(m) Award will be made in a timely manner, as required by Code Section 162(m). An Award Schedule for a Covered Employee shall set forth for each Code Section 162(m) Award, the terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan, and shall specify that such Award is a Code Section 162(m) Award. Before any Code Section 162(m) Award is paid, the Committee shall certify that the Performance Goals and any other material terms of such Award has been satisfied. Notwithstanding the foregoing, the Performance Criteria with respect to Code

        Section 162(m) Awards shall be limited to the Performance Criteria set forth in Section 2(o)(1).

    (b)
    Adjustments for Material Changes.    As and to the extent permitted by Section 162(m), in the event of (1) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (2) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, or (3) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (4) any material change in accounting policies or practices affecting the Company and/or the Performance Goal(s), then, to the extent any of the foregoing events was not anticipated at the time the Performance Goal(s) was established, the Committee may make adjustments to the Performance Goal(s), based solely on objective criteria, so as to neutralize the effect of the event on the applicable Section 162(m) Award.

5.           Awards

    The Committee may establish a Performance Criterion and/or two or more Performance Criteria and Performance Goals for each Year or other measurement period. If the Committee establishes two or more Performance Criteria, the Committee may in its discretion determine the weight to be given to each Performance Criteria in determining Awards. The Committee shall establish an Award Schedule for each Participant for each Year, which Award Schedule shall set forth the Target Award for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criterion and the weighting, if any, established for such criterion. The Committee may vary the Performance Criteria, Performance Goals and weightings, if any, from Participant to Participant, Award to Award, Year to Year and measurement period to measurement period.

6.           Eligible Persons

    Any Employee who is a key Employee in the judgment of the Committee shall be eligible to participate in the Plan. Board members who are not Employees are not eligible to participate in the Plan. No Employee shall have a right to be selected to participate in the Plan, or, having once been selected, to be selected again, or, to continue as an Employee.

7.           Amount Available for Awards

    The Committee shall determine the amount available for payment of Awards in any Year or any other measurement period. Notwithstanding anything else in this Plan to the contrary, the aggregate maximum amount that may be paid to a Participant during any Year with respect to all Awards under the Plan shall be $10,000,000.

8.           Determination of Awards

    (a)
    Eligible Employees and Awards.    The Committee shall select the Participants and determine which Participants, if any, are to be treated as Covered Employees and which Awards, if any, are to be Code Section 162(m) Awards. Except in the case of Code Section 162(m) Awards, the Committee shall determine the actual Award to each Participant for each Year or other measurement period, taking into consideration, as it deems appropriate, the performance of the Company and/or a

        Business Unit, as the case may be, for the Year or other measurement period in relation to the Performance Goals theretofore established by the Committee, and the performance of the respective Participants during the Year or other measurement period. The fact that an Employee is selected as a Participant for any Year or other measurement period shall not mean that such Employee necessarily will receive an Award for that Year or other measurement period. Notwithstanding any other provisions of the Plan to the contrary, the Committee may make discretionary Awards as it sees fit under the Plan, except in the case of Code Section 162(m) Awards, which may be adjusted only downward.

    (b)
    Determination of Code Section 162(m) Awards.    Code Section 162(m) Awards shall be determined according to a Covered Employee's Award Schedule based on the level of performance achieved and such Covered Employee's Target Award. All such determinations regarding the achievement of Performance Goals and the determination of actual Code Section 162(m) Awards will be made by the Committee; provided, however, that the Committee may decrease, but not increase, the amount of the Code Section 162(m) Award that otherwise would be payable.

9.           Distribution of Awards

    Awards under the Plan for a particular Year or other measurement period shall be paid on the Scheduled Payment Date with respect to such Year (or other measurement period), unless the time of payment is otherwise specified in an Award Schedule; provided, however, that any alternate time of payment provided for in an Award Schedule must comply with the requirements of section 409A of the Code.

10.         Repayment of Awards

    To the extent permitted by governing law, the Board of Directors may require reimbursement to the Company of Awards paid to any Participant who is a named executive officer, within the meaning of Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, where (a) the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board's view the officer engaged in fraud or misconduct that caused or partially caused the need for the restatement, and (c) a lower Award payment would have been made to the officer based upon the restated financial results.

    In each such instance, the Company will, as directed by the Board and to the extent practicable, seek to recover the amount by which the individual officer's Award for the relevant period exceeded the lower Award payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided that the Company will not seek to recover Awards paid more than five years prior to the date the applicable restatement is disclosed.

    The Company may seek reimbursement of Awards paid to any named executive officer, as defined herein, after May 10, 2007, in other circumstances involving fraud or misconduct by the named executive officer where the Board of Directors determines that such fraud or misconduct caused substantial harm to the Company even in the absence of a subsequent restatement of the Company's financial statements.

11.         Termination of Employment

    (a)
    General Rule.    Except as provided in Subsection (b) below, a Participant must be actively employed by the Company on the date the amount payable with respect to his/her Award is determined by the Committee (the "Determination Date") in order to be entitled to payment of any Award for that Year or other measurement period. A Participant who terminates employment with the Company for any reason other than the reasons set forth in Subsection (b) shall not be entitled to receive any Award for the Year or other measurement period in which such termination of employment occurs.

    (b)
    Exception for a Termination of Employment by the Participant for Good Reason or by the Company without Cause.    In the event active employment of a Participant shall be terminated before the Determination Date (1) by the Participant for Good Reason or (2) by the Company without Cause, such Participant may receive a pro rata portion of his/her Award for the Year (or other applicable measurement period), calculated from the beginning of the Year (or other applicable measurement period) through the date of such Participant's termination of employment with the Company; provided, however, that in order to receive a pro-rata portion of an Award under this Section 11(b), a Participant must meet the Performance Criterion (or Performance Criteria) and/or Performance Goals established by the Committee with respect to such Award for the period from the beginning of the Year (or other applicable measuring period) through the date of such Participant's termination of employment with the Company; and provided, further, that all Code Section 162(m) Awards will be subject to the requirements of section 162(m) of the Code.

12.         Miscellaneous

    (a)
    Nonassignability.    No Award will be assignable or transferable without the written consent of the Committee in its sole discretion, except by will or by the laws of descent and distribution.

    (b)
    Withholding Taxes.    Whenever payments under the Plan are to be made, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

    (c)
    Amendment or Termination of the Plan.    The Committee may at any time amend, suspend or discontinue the Plan, in whole or in part. The Committee may at any time alter or amend any or all Award Schedules under the Plan to the extent permitted by law. No such action may be effective with respect to any Code Section 162(m) Award to any Covered Employee without approval of the Company's shareholders if such approval is required by Code Section 162(m)(4)(C). Notwithstanding the foregoing, effective November 6, 2008, the PAC has the right to make non-material amendments to the Plan to comply with changes in the law or to facilitate Plan administration; provided, however, that each such proposed non-material amendment must be discussed with the Chairperson of the Committee in order to determine whether such change would constitute a material amendment to the Plan.

    (d)
    Other Payments or Awards.    Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

    (e)
    Payments to Other Persons.    If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company.

    (f)
    Limits of Liability.

    (1)
    Any liability of the Company to any Participant with respect to an Award shall be based solely upon the obligations, if any, created by the Plan and the Award Schedule.

    (2)
    Neither the Company, nor any member of its Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.

    (g)
    Rights of Employees.

    (1)
    Status as an Employee eligible to receive an Award under the Plan shall not be construed as a commitment that any Award will be made under this Plan to such Employee or to other such Employees generally.

    (2)
    Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or constitute a contract or limit in any way the right of the Company to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without cause.

    (h)
    Section Headings.    The section headings contained herein are for the purposes of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

    (i)
    Invalidity.    If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

    (j)
    Applicable Law.    The Plan, Awards and Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the state of Nevada without regard to the conflict of law principles thereof.

    (k)
    Compliance with Section 409A of the Code.    The Plan is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment of such Award is subject to section 409A of the Code, the Award shall be granted and paid in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment of such Award to fail to satisfy section 409A of the Code shall be amended to comply with section 409A of the Code on a timely basis, and may be amended on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TENET HEALTHCARE CORPORATION 1445 ROSS AVENUE SUITE 1400 DALLAS, TX 75202 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date M45023-P20243 TENET HEALTHCARE CORPORATION The Board of Directors recommends a vote FOR the following: 1. Election of Directors Nominees: Abstain For Against ! ! ! 1a. John Ellis "Jeb" Bush Against For Abstain The Board of Directors recommends a vote FOR proposals 2, 3 and 4. ! ! ! ! ! ! 2. Proposal to approve, on an advisory basis, the company's executive compensation. 1b. Trevor Fetter ! ! ! 1c. Brenda J. Gaines 3. Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2012. ! ! ! ! ! ! 1d. Karen M. Garrison ! ! ! 1e. Edward A. Kangas 4. Proposal to re-approve the First Amended Tenet Healthcare Corporation Annual Incentive Plan, including the performance goals thereunder. ! ! ! ! ! ! 1f. Floyd D. Loop, M.D. ! ! ! 1g. Richard R. Pettingill ! ! ! 1h. Ronald A. Rittenmeyer ! ! ! 1i. James A. Unruh ! For address change/comments, mark here. (see reverse for instructions) Please sign as your name(s) appear(s) on this proxy card. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a company, please sign the full company name by a duly authorized officer. If shares are held jointly, each shareholder should sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. M45024-P20243 TENET HEALTHCARE CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of Shareholders May 10, 2012 8:00 AM CDT The undersigned hereby appoints Trevor Fetter, Gary Ruff, and Paul A. Castanon, or any of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 10, 2012, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as may properly come before the meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR" THE LISTED NOMINEES IN ITEM 1 AND VOTED "FOR" ITEMS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Address Change/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side